Exhibit 99.3

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

FINANCIAL SECTION - TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Solutia Inc.:

We have audited the accompanying consolidated balance sheets of Solutia Inc. and subsidiaries (the “Company”) as of December 31, 2008 (Successor Company balance sheet) and 2007 (Predecessor Company balance sheet), and the related consolidated statements of income (loss), shareholders’ equity (deficit), comprehensive income (loss) and cash flows for the ten months ended December 31, 2008 (Successor Company operations), the two months ended February 29, 2008 (Predecessor Company operations) and for each of the two years in the period ended December 31, 2007 (Predecessor Company operations). Our audits also included the financial statement schedule. We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the Management Report. Our responsibility is to express an opinion on these financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also include performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As discussed in Note 1 to the consolidated financial statements, on November 29, 2007, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on February 28, 2008. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code as amended by Financial Accounting Standards Board Staff Position No. SOP 90-7-1, An Amendment of AICPA Statement of Position 90-7, for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 1 to the consolidated financial statements.

In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of Solutia Inc. and subsidiaries as of December 31, 2008 and the results of its operations and its cash flows for the ten months ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 2007, and the results of its operations and its cash flows for the two months ended February 29, 2008, and for each of the two years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 9 and Note 12, respectively, to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007 and Statement of Financial Accounting Standard No. 158, Employers’ accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006.

As discussed in Note 21 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 ("SFAS No. 160").

As discussed in Note 4 to the consolidated financial statements, the Company has recorded the assets and liabilities, results of operations and cash flows of the integrated nylon business as discontinued operations in the consolidated financial statements.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
February 16, 2009
(July 21, 2009 as to the effects of discontinued operations and the adoption of SFAS No. 160, as described in Note 21 to the consolidated financial statements)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)

	Successor	Predecessor
	Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2008	2008	2007	2006
Net Sales	$1,775	$335	$1,643	$1,064
Cost of goods sold	1,408	241	1,260	793
Gross Profit	367	94	383	271
Selling, general and administrative expenses	243	42	218	182
Research, development and other operating expenses, net	9	3	24	20
Operating Income	115	49	141	69
Equity earnings from affiliates	--	--	12	38
Interest expense (a)	(141)	(21)	(134)	(100)
Other income, net	24	3	34	14
Loss on debt modification	--	--	(7)	(8)
Reorganization items, net	--	1,433	(298)	(71)
Income (Loss) from Continuing Operations Before Income Tax Expense	(2)	1,464	(252)	(58)
Income tax expense	13	214	17	18
Income (Loss) from Continuing Operations	(15)	1,250	(269)	(76)
Income (Loss) from Discontinued Operations, net of tax	(648)	204	64	80
Net Income (Loss)	(663)	1,454	(205)	4
Net Income attributable to noncontrolling interest	5	--	3	2
Net Income (Loss) attributable to Solutia Inc.	$(668)	$1,454	$(208)	$2

Basic and Diluted Income (Loss) per Share attributable to Solutia Inc.:
Income (Loss) from Continuing Operations attributable to Solutia Inc	$(0.27)	$11.96	$(2.60)	$(0.75)
Income (Loss) from Discontinued Operations	(8.67)	1.95	0.61	0.77
Net Income (Loss) attributable to Solutia Inc.	$(8.94)	$13.91	$(1.99)	$0.02

(a)	Predecessor excludes unrecorded contractual interest expense of $5 in the two months ended February 29, 2008 and $32 in the years ended December 31, 2007 and 2006.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Dollars in millions)

	Successor	Predecessor
	Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2008	2008	2007	2006

Net Income (Loss)	$(663)	$1,454	$(205)	$4
Other Comprehensive Income (Loss):
Currency translation adjustments	(97)	32	31	(12)
Net unrealized gain (loss) on derivative instruments	(26)	--	--	1
Amortization of prior service gain	--	(3)	(17)	--
Amortization of actuarial loss	--	2	16	--
Actuarial loss arising during the year	(162)	(64)	(8)	--
Prior service gain arising during the year	--	109
Minimum pension liability adjustments	--	--	--	24
Fresh-start accounting adjustment	--	(30)	--	--
Comprehensive Income (Loss)	(948)	1,500	(183)	17
Comprehensive Income (Loss) attributable to noncontrolling interest	6	--	4	2
Comprehensive Income (Loss) attributable to Solutia Inc.	$(954)	$1,500	$(187)	$15

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
	Successor	Predecessor
	December 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$32	$173
Trade receivables, net of allowances of $0 in 2008 and $2 in 2007	227	293
Miscellaneous receivables	110	114
Inventories	341	268
Prepaid expenses and other assets	85	43
Assets of discontinued operations	490	808
Total Current Assets	1,285	1,699
Property, Plant and Equipment, net of accumulated depreciation of $56 in 2008 and $1,102 in 2007	952	619
Goodwill	511	149
Identified Intangible Assets, net	823	57
Other Assets	163	116
Total Assets	$3,734	$2,640

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$170	$180
Accrued liabilities	259	239
Short-term debt, including current portion of long-term debt	37	982
Liabilities of discontinued operations	302	294
Total Current Liabilities	768	1,695
Long-Term Debt	1,359	359
Postretirement Liabilities	465	80
Environmental Remediation Liabilities	279	56
Deferred Tax Liabilities	202	45
Other Liabilities	132	72
Liabilities Subject to Compromise	--	1,922

Commitments and Contingencies (Note 16)

Shareholders’ Equity (Deficit):
Successor common stock at $0.01 par value; (500,000,000 shares authorized, 94,392,772 shares issued in 2008)	1	--
Predecessor common stock at $0.01 par value; (600,000,000 shares authorized, 118,400,635 shares issued in 2007)	--	1
Additional contributed capital	1,474	56
Predecessor stock held in treasury, at cost (13,941,057 shares in 2007)	--	(251)
Predecessor net deficiency of assets at spinoff	--	(113)
Accumulated other comprehensive loss	(286)	(46)
Accumulated deficit	(668)	(1,242)
Total Shareholders’ Equity (Deficit) attributable to Solutia Inc.	521	(1,595)
Equity attributable to noncontrolling interest	8	6
Total Shareholders’ Equity (Deficit)	529	(1,589)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,734	$2,640

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)

	Successor	Predecessor
	Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2008	2008	2007	2006
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$(663)	$1,454	$(205)	$4
Adjustments to reconcile to Cash From Continuing Operations:
Income attributable to noncontrolling interest	(5)	--	(3)	(2)
(Income) Loss from discontinued operations, net of tax	648	(204)	(64)	(80)
Depreciation and amortization	89	11	59	46
Revaluation of assets and liabilities, net of tax	--	(1,383)	--	--
Discharge of claims and liabilities, net of tax	--	100	--	--
Other reorganization items, net	--	52	298	71
Pension obligation related expense less than contributions	(39)	(18)	(143)	(180)
Other postretirement benefit obligation related expense less than contributions	(13)	(6)	(39)	(48)
Deferred income taxes	(21)	5	(13)	4
Amortization of debt issuance costs	15	--	3	--
Equity earnings from affiliates	--	--	(12)	(38)
Gain on sale of other assets	(8)	--	--	--
Other (gains) charges including restructuring expenses	97	(2)	35	4
Other, net	--	--	--	(1)
Changes in assets and liabilities, net of acquisitions and divestitures:
Income taxes payable	(7)	5	14	4
Trade receivables	91	(24)	(34)	(9)
Inventories	(7)	(34)	(5)	12
Accounts payable	(31)	31	12	15
Restricted cash to fund payment of legacy liabilities	18	--	--	--
Environmental remediation liabilities	(18)	(1)	--	7
Other assets and liabilities	9	(2)	59	51
Cash Provided by (Used in) Continuing Operations before Reorganization Activities	155	(16)	(38)	(140)
Reorganization Activities:
Establishment of VEBA retiree trust	--	(175)	--	--
Establishment of restricted cash for environmental remediation and other legacy payments	--	(46)	--	--
Payment for allowed secured and administrative claims	--	(79)	--	--
Professional service fees	(31)	(31)	(72)	(57)
Other reorganization and emergence related payments	(1)	(17)	(8)	(8)
Cash Used in Reorganization Activities	(32)	(348)	(80)	(65)
Cash Provided by (Used in) Operations—Continuing Operations	123	(364)	(118)	(205)
Cash Provided by (Used in) Operations—Discontinued Operations	(104)	(48)	67	21
Cash Provided by (Used in) Operations	19	(412)	(51)	(184)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(84)	(15)	(99)	(55)
Acquisition and investment payments	(4)	--	(131)	(16)
Restricted cash	--	--	4	--
Investment proceeds and property disposals	53	--	8	5
Cash Used in Investing Activities—Continuing Operations	(35)	(15)	(218)	(66)
Cash Provided by (Used in) Investing Activities—Discontinued Operations	(37)	(14)	13	18
Cash Used in Investing Activities	(72)	(29)	(205)	(48)

FINANCING ACTIVITIES:
Net change in lines of credit	25	--	14	--
Proceeds from long-term debt obligations	--	1,600	75	--
Net change in long-term revolving credit facilities	(5)	190	(61)	--
Proceeds from stock issuance	422	250	--	--
Proceeds from short-term debt obligations	--	--	325	350
Payment of short-term debt obligations	--	(966)	(53)	--
Payment of long-term debt obligations	(437)	(366)	(4)	(51)
Payment of debt obligations subject to compromise	--	(221)	--	--
Debt issuance costs	(1)	(136)	(11)	(17)
Other, net	(2)	--	(6)	(7)
Cash Provided by Financing Activities	2	351	279	275

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(51)	(90)	23	43

CASH AND CASH EQUIVALENTS:
Beginning of year	83	173	150	107
End of year	$32	$83	$173	$150

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)
 (Dollars in millions)
	Equity attributable to Solutia Inc.
	Common Stock	Additional Contributed Capital	Net Deficiency of Assets at Spinoff	Treasury Stock	Accumulated Other Comprehensive Loss	Accumulated Deficit	Equity Attributable to Noncontrolling Interest	Total Shareholders’ Equity
Predecessor, January 1, 2006	$1	$56	$(113)	$(251)	$(93)	$(1,033)	$3	$(1,430)
Comprehensive income:
Net income	--	--	--	--	--	2	2	4
Accumulated currency adjustments	--	--	--	--	(12)	--	--	(12)
Net unrealized gain on derivative instruments	--	--	--	--	1	--	--	1
Minimum pension liability adjustments, net of tax of $4	--	--	--	--	24	--	--	24
Dividends attributable to noncontrolling interest	--	--	--	--	--	--	(1)	(1)
Incremental effect of adopting SFAS No. 158	--	--	--	--	13	--	--	13
Predecessor, December 31, 2006	$1	$56	$(113)	$(251)	$(67)	$(1,031)	$4	$(1,401)
Comprehensive income:
Net income/(loss)	--	--	--	--	--	(208)	3	(205)
Accumulated currency adjustments	--	--	--	--	30	--	1	31
Amortization of prior service gain	--	--	--	--	(17)	--	--	(17)
Actuarial loss arising during the year, net of tax of $(1)	--	--	--	--	(8)	--	--	(8)
Amortization of actuarial loss, net of tax of $1	--	--	--	--	16	--	--	16
Dividends attributable to noncontrolling interest	--	--	--	--	--	--	(2)	(2)
Effect of adopting FIN 48	--	--	--	--	--	(3)	--	(3)
Predecessor, December 31, 2007	$1	$56	$(113)	$(251)	$(46)	$(1,242)	6	$(1,589)
Comprehensive income:
Net income	--	--	--	--	--	1,454	--	1,454
Accumulated currency adjustments	--	--	--	--	32	--	--	32
Amortization of prior service gain	--	--	--	--	(3)	--	--	(3)
Actuarial loss arising during the period	--	--	--	--	(64)	--	--	(64)
Amortization of actuarial loss	--	--	--	--	2	--	--	2
Prior service gain arising during the period	--	--	--	--	109	--	--	109
Fresh-start elimination	--	--	--	--	(30)	--	--	(30)
Fresh-start elimination	--	(56)	113	251	--	(212)	--	96
Cancellation of old common stock	(1)	--	--	--	--	--	--	(1)
Predecessor, February 29, 2008	--	--	--	--	--	--	6	6
Issuance of new common stock	1	1,036	--	--	--	--	--	1,037
Successor, February 29, 2008	1	1,036	--	--	--	--	6	1,043
Comprehensive income:
Net income/(loss)	--	--	--	--	--	(668)	5	(663)
Accumulated currency adjustments	--	--	--	--	(98)	--	1	(97)
Actuarial loss arising during the period, net of tax of $4	--	--	--	--	(162)	--	--	(162)
Net unrealized loss on derivative instruments	--	--	--	--	(26)	--	--	(26)
Dividends attributable to noncontrolling interest	--	--	--	--	--	--	(5)	(5)
Investment attributable to noncontrolling	--	--	--	--	--	--	1	1
Issuance of common stock	--	425	--	--	--	--	--	425
Share-based compensation expense	--	13	--	--	--	--	--	13
Successor, December 31, 2008	$1	$1,474	--	--	$(286)	$(668)	$8	$529

See accompanying Notes to Consolidated Financial Statements.

1. Background

Solutia Inc., together with its subsidiaries, is a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications.  Solutia is a world leader in performance films for laminated safety glass and after-market applications; and specialty products such as chemicals for the rubber industry, heat transfer fluids and aviation hydraulic fluids.

Unless the context requires otherwise, the terms “Solutia”, “Company”, “we”, and “our” herein refer to Solutia Inc. and its subsidiaries.

Prior to September 1, 1997, Solutia was a wholly-owned subsidiary of the former Monsanto Company (now known as Pharmacia Corporation (“Pharmacia”), a 100% owned subsidiary of Pfizer, Inc.).  On September 1, 1997, Pharmacia distributed all of the outstanding shares of common stock of Solutia as a dividend to Pharmacia stockholders (the “Solutia Spinoff”).  As a result of the Solutia Spinoff, we became an independent publicly held company and our operations ceased to be owned by Pharmacia.

On December 17, 2003, we and our 14 U.S. subsidiaries filed voluntary petitions for Chapter 11 protection (the “Chapter 11 Case”) to obtain relief from the negative financial impact of liabilities for litigation, environmental remediation and certain post-retirement benefits (the "Legacy Liabilities") and liabilities under operating contracts, all of which were assumed at the time of the Solutia Spinoff.  Our subsidiaries outside the United States were not included in the Chapter 11 filing.   On February 28, 2008 (the “Effective Date”), we consummated our reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) and emerged from bankruptcy pursuant to our Fifth Amended Joint Plan of Reorganization, which was confirmed by the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on November 29, 2007 (the “Plan”).

On the Effective Date, all of our existing shares of common stock (the “Old Common Stock”) were canceled pursuant to the Plan.  We also issued the following shares of common stock, par value $0.01 per share, (the “New Common Stock”) of the newly reorganized Solutia in satisfaction of creditor claims and stockholder interests:  (1) 29,024,446 shares of New Common Stock to our general unsecured creditors and to noteholders who held our then outstanding 7.375% Notes due October 15, 2027 and 6.72% Notes due October 15, 2037, 599,295 of which shares are being held in a disputed claims reserve for the benefit of holders of disputed claims whose claims are subsequently allowed and any shares left over after all disputed claims have been resolved shall be distributed pro rata to holders of allowed claims; (2) 1,221,492 shares of New Common Stock to fund a retiree trust, which qualifies as a Voluntary Employees’ Beneficiary Association (“VEBA”); (3) 597,186 shares of New Common Stock, representing 1% of the total New Common Stock, to holders of at least 175 shares of the Old Common Stock; (4) 15,916,059 shares of New Common Stock to general unsecured creditors and noteholders pursuant to the creditor rights offering (the “Creditor Rights Offering”); (5) 2,833,003 shares of New Common Stock to the backstop investors in the Creditor Rights Offering; (6) 7,667,523 shares of New Common Stock to holders of at least 11 shares of Old Common Stock pursuant to an equity rights offering (the “Equity Rights Offering”); and (7) 2,489,977 shares of New Common Stock, representing the shares of New Common Stock that were unsubscribed for in the Equity Rights Offering, to Monsanto Company (“Monsanto”).  The total amount of the general unsecured claims pool was approximately $820.  In addition, we issued warrants (the “Warrants”) to purchase an aggregate of 4,481,250 shares of New Common Stock to holders of Old Common Stock based on a holder’s pre-petition stock ownership, provided that such holder held at least 24 shares of the Old Common Stock. Subject to the terms of the warrant agreement, Warrant holders are entitled to purchase shares of New Common Stock at an exercise price of $29.70 per share.  The Warrants have a five-year term and will expire on February 27, 2013.  The Warrants may be exercised for cash or on a net issuance basis.

We also entered into certain financing agreements on the Effective Date to borrow up to $2.05 billion from a syndicate of lenders (the “Financing Agreements”).  The Financing Agreements consisted of (i) a $450 senior secured asset-based revolving credit facility (“Revolver”), (ii) a $1.2 billion senior secured term loan facility (“Term Loan”) and (iii) a $400 senior unsecured bridge facility (“Bridge”).  The Bridge was subsequently retired in full as more fully described in Note 10 – Debt Obligations.

Upon our emergence from bankruptcy, we adopted fresh-start accounting in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) as amended by Financial Accounting Standards Board (“FASB”) Staff Position No. SOP 90-7-1, An Amendment of AICPA Statement of Position 90-7.  This resulted in our becoming a new reporting entity on March 1, 2008, which has a new capital structure, a new basis in the identifiable assets and liabilities assumed and no retained earnings or accumulated losses.  Accordingly, the Consolidated Financial Statements on or after March 1, 2008 are not comparable to the Consolidated Financial Statements prior to that date.  The financial information set forth in this report, unless otherwise expressly set forth or as the context otherwise indicates, reflects the consolidated results of operations and financial condition of Solutia Inc. and its subsidiaries for the periods following March 1, 2008 (“Successor”), and of Solutia Inc. and its subsidiaries for the periods through February 29, 2008 (“Predecessor”).

In the second quarter of 2008, we announced plans to review the strategic alternatives of our Integrated Nylon business and in the third quarter of 2008, we concluded a sale of the business is probable.  As a result, financial data for this business has been presented as discontinued operations as outlined below.  The financial statements have been recast and prepared in compliance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”) and, accordingly, for all periods presented herein, the Consolidated Statement of Financial Position, the Consolidated Statement of Operations and the Consolidated Statement of Cash Flows have been conformed to this presentation.  See Note 4 – Acquisitions and Discontinued Operations – for further details.

2.  Fresh-Start Accounting

Fresh-start accounting reflects our value as determined in the Plan.  Under fresh-start accounting, our asset values are re-measured using fair value and are allocated in accordance with SFAS No. 141, Business Combinations (“SFAS No. 141”).  The excess of reorganization value over the fair value of tangible and identifiable intangible assets is recorded as goodwill.  In addition, fresh-start accounting also requires that all liabilities, other than deferred taxes, should be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates.  Deferred taxes are determined in conformity with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”).

To facilitate the calculation of the enterprise value of the Successor, management developed a set of financial projections using a number of estimates and assumptions.  The enterprise value, and corresponding equity value, was based on these financial projections in conjunction with various valuation methods, including (i) a comparison of us and our projected performance to comparable companies; (ii) a review and analysis of several recent transactions of companies in similar industries to ours; and (iii) a calculation of the present value of our future cash flows under our projections.  Utilizing these methodologies, the enterprise value was determined to be within a certain range and, using the mid-point of the range, the equity value of the Successor was estimated to be $1.0 billion.

All estimates, assumptions, valuations, appraisals and financial projections, including the fair value adjustments, the financial projections, the enterprise value and equity value, are inherently subject to significant uncertainties and the resolution of contingencies beyond our control.  Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and the financial projections will be realized and actual results could vary materially.

The adjustments set forth in the following Fresh Start Consolidated Statement of Financial Position in the columns captioned “Effect of Plan” and “Revaluation of Assets and Liabilities” reflect the effect of the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness and cash payments, and the revaluation of our assets and liabilities to reflect their fair value under fresh-start accounting.  The adjustments resulted in a pre-tax net effect of discharge of claims and liabilities of $(104) under the Plan and a gain of $1,801 resulting from the revaluation of our assets and liabilities, of which $212 is recognized in Income (Loss) from Discontinued Operations on the Consolidated Statement of Operations.

The effects of the Plan and fresh-start accounting on our Consolidated Statement of Financial Position at February 29, 2008 are as follows:

	Predecessor					Successor
	February 29, 2008	Effect of Plan		Revaluation of Assets and Liabilities		February 29, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$180	$(97)	(a)	$--		$83
Trade receivables	317	--		--		317
Miscellaneous receivables	128	(3)	(a)	(1)	(d)	124
Inventories	302	--		98	(d)	400
Prepaid expenses and other assets	56	30	(a)(b)	(5)	(d)	81
Assets of discontinued operations	863	--		218	(d)	1,081
Total Current Assets	1,846	(70)		310		2,086
Property, Plant and Equipment	629	--		406	(d)	1,035
Goodwill	150	--		370	(e)	520
Identified Intangible Assets	56	--		825	(d)	881
Other Assets	113	112	(a)(b)	(3)	(d)	222
Total Assets	$2,794	$42		$1,908		$4,744

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$234	$--		$--		$234
Accrued liabilities	234	17	(a)	15	(d)	266
Short-term debt, including current portion of long-term debt	1,098	(1,085)	(b)	--		13
Liabilities of discontinued operations	297	87		2	(d)	386
Total Current Liabilities	1,863	(981)		17		899
Long-Term Debt	386	1,410	(b)	--		1,796
Postretirement Liabilities	86	282	(a)	--		368
Environmental Remediation Liabilities	55	207	(a)	29	(d)	291
Deferred Tax Liabilities	47	(12)	(a)	194	(d)	229
Other Liabilities	77	34	(a)	7	(d)	118
Total Liabilities not Subject to Compromise	2,514	940		247		3,701

Liabilities Subject to Compromise	1,962	(1,962)	(a)	--		--

Shareholders’ Equity (Deficit):
Successor common stock at $0.01 par value	--	1	(c)	--		1
Predecessor common stock at $0.01 par value	1	--		(1)	(c)	--
Additional contributed capital	56	1,036	(c)	(56)	(c)	1,036
Predecessor stock held in treasury, at cost	(251)	--		251	(c)	--
Predecessor net deficiency of assets at spin-off	(113)	--		113	(c)	--
Accumulated other comprehensive income (loss)	(97)	127	(a)	(30)	(c)	--
Accumulated deficit	(1,284)	(100)	(c)	1,384	(c)	--
Total Shareholders’ Equity (Deficit) attributable to Solutia Inc.	(1,688)	1,064		1,661		1,037
Equity attributable to noncontrolling interest	6	--		--		6
Total Shareholders’ Equity (Deficit)	(1,682)					1,043
Total Liabilities and Shareholders’ Equity (Deficit)	$2,794	$42		$1,908		$4,744

(a)
To record the discharge and payment of liabilities subject to compromise, payment of accrued post-petition interest, the re-establishment of liabilities to be retained by Successor, the defeasance of a substantial amount of our postretirement liabilities and the establishment of a fund restricted to the payment of certain Legacy Liabilities.

(b)
To record the extinguishment of Predecessor debt and the write-off of any related unamortized debt financing costs and the establishment of Successor debt financing and related financing costs pursuant to our Financing Agreements.

(c)
To record the net effect of discharge of claims and liabilities subject to compromise, gain on the revaluation of assets and liabilities, cancellation of Predecessor common stock, close out of remaining equity balances of Predecessor in accordance with fresh-start accounting, and the issuance of Successor common stock and warrants to purchase common stock.

(d)	To adjust assets and liabilities to fair value.
(e)	The goodwill of Predecessor has been eliminated and the reorganization value in excess of amounts allocable to identified tangible and intangible assets has been classified as goodwill.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to pre-petition obligations that were impacted by the Chapter 11 Case.  The amounts represented our estimate of known or potential obligations to be resolved in connection with our Chapter 11 Case.  The following table summarizes the components of liabilities subject to compromise included in our Consolidated Statement of Financial Position as of December 31, 2007:

Predecessor
December 31, 2007

Postretirement benefits	$664
Litigation reserves	106
Accounts payable	102
Environmental reserves	80
Other miscellaneous liabilities	311
Subtotal	1,263

Debt Subject to Compromise:
6.72% debentures due 2037	150
7.375% debentures due 2027	300
11.25% notes due 2009	223
673
Unamortized debt discount and debt issuance costs	(14)
Subtotal	659

Total Liabilities Subject to Compromise	$1,922

Reorganization Items, net

Reorganization items, net are presented separately in the Consolidated Statement of Operations and represent items of income, expense, gain or loss that we realized or incurred due to our reorganization under the Bankruptcy Code.

Reorganization items, net consisted of the following items:

	Predecessor
	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Discharge of claims and liabilities (a)	$(104)	$--	$--
Revaluation of assets and liabilities (b)	1,589	--	--
Professional fees (c)	(52)	(67)	(58)
Severance and employee retention costs (d)	--	(9)	(4)
Adjustments to allowed claim amounts (e)	--	(224)	2
Settlements of pre-petition claims (f)	--	2	--
Other	--	--	(11)
Total Reorganization Items, net	$1,433	$(298)	$(71)

(a)
The discharge of claims and liabilities primarily relates to allowed general, unsecured claims in our Chapter 11 proceedings, such as (1) claims due to the rejection or modification of certain executory contracts, (2) claims relating to changes in postretirement healthcare benefits and the rejection of our non-qualified retirement plans, and (3) claims relating to the restructuring of financing arrangements.

(b)
We revalued our assets and liabilities at estimated fair value as a result of fresh-start accounting.  This resulted in a $1,801 pre-tax gain, of which $212 is recognized in Income (Loss) from Discontinued Operations on the Consolidated Statement of Operations, primarily reflecting the fair value of newly recognized intangible assets, the elimination of our LIFO reserve and the increase in the fair value of tangible property and equipment.

(c)	Professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings.
(d)
Expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain employees approved by the Bankruptcy Court.

(e)	Adjustments to record certain pre-petition claims at estimated amounts of the allowed claims.
(f)	Represents the difference between the settlement amount of certain pre-petition obligations and the corresponding amounts previously recorded.

We did not incur any additional reorganization items, net in the ten months ended December 31, 2008.

3. Significant Accounting Policies

Financial Statement Presentation

The consolidated financial statements for the period in which we were in bankruptcy were prepared in accordance with SOP 90-7 and on a going concern basis, which assumes the continuity of operations and reflects the realization of assets and satisfaction of liabilities in the ordinary course of business.  In accordance with SOP 90-7, we adopted fresh-start accounting as of the Effective Date.  However, due to the proximity of the Effective Date to the February month end, for accounting convenience purposes, we have reported the effects of fresh-start accounting as if they occurred on February 29, 2008.  Furthermore, as a result of the adoption of fresh-start accounting and as noted below, certain significant accounting policies have been updated.  See Note 2 – Fresh Start Accounting – for further details on the adoption of fresh-start accounting.

Basis of Consolidation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States.  These statements pertain to Solutia and its majority-owned subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.  Companies in which we have a significant interest but not a controlling interest are accounted for under the equity method of accounting and included in Other Assets in the Consolidated Statement of Financial Position.  Our proportionate share of these companies’ net earnings or losses is reflected in Equity Earnings from Affiliates in the Consolidated Statement of Operations.

Reclassifications

Concurrent with our emergence from bankruptcy, we changed the classification of certain items in our Consolidated Statement of Operations and reclassified prior period amounts to conform to current period presentation.  These changes have no impact on net income (loss) in any period prior to or subsequent to our emergence.  These reclassifications are as follows for the twelve months ended December 31, 2007 and 2006:

Marketing expenses:  We reclassified $140 and $131 of expenses for the twelve months ended December 31, 2007 and 2006, respectively, previously presented separately as marketing expenses on the Consolidated Statement of Operations to selling, general and administrative expenses.

	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Selling, general and administrative expenses	$99	$86
Income (Loss) from Discontinued Operations	$41	$45

Administrative expenses:  We reclassified $112 and $97 of expenses for the twelve months ended December 31, 2007 and 2006, respectively, previously presented as administrative expenses on the Consolidated Statement of Operations as follows:

	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Selling, general and administrative expenses	$112	$90
Research, development and other operating expenses, net	$(2)	$1
Income (Loss) from Discontinued Operations	$2	$6

Technological expenses:  We reclassified $45 and $44 of expenses for the twelve months ended December 31, 2007 and 2006, respectively, previously presented as technological expenses on the Consolidated Statement of Operations as follows:

	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Selling, general and administrative expenses	$6	$5
Research, development and other operating expenses, net	$26	$19
Income (Loss) from Discontinued Operations	$13	$20

Amortization expense:  We reclassified $2 and $1 of expense for the twelve months ended December 31, 2007 and 2006, respectively, previously presented as amortization expense on the Consolidated Statement of Operations to selling, general and administrative expenses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements which affect revenues and expenses during the period reported.  Estimates are adjusted when necessary to reflect actual experience.  Significant estimates were used to account for restructuring reserves, environmental reserves, self-insurance reserves, valuations of goodwill and other intangible assets, employee benefit plans, income tax liabilities and assets and related valuation allowances, inventory obsolescence, asset impairments, value of share-based compensation, litigation and other contingencies and the allocation of corporate costs to segments.  Significant estimates and assumptions are also used to establish the useful lives of depreciable tangible and finite-lived intangible assets.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when purchased.

Trade Receivables

The provision for losses on uncollectible trade receivables is determined on the basis of past collection experience, current economic and market conditions and a review of the current status of each customer’s trade receivable.

Inventory Valuation

Inventories are stated at cost or market, whichever is less.  With the exception of inventories of our rubber chemicals operations, actual cost is used to value raw materials and supplies.  Goods in process, finished goods and all inventories of our rubber chemicals operations, are valued at standard cost, which approximates actual cost.  Variances, exclusive of unusual volume and operating performance, are capitalized into inventory when material. Standard cost includes direct labor and raw materials, and manufacturing overhead based on normal capacity.

Prior to March 1, 2008, the cost of inventories in the United States, excluding supplies and the inventories of CPFilms and our rubber chemicals operations, was determined by the last-in, first-out ("LIFO") method (approximately forty percent as of December 31, 2007), which generally reflects the effects of inflation or deflation on cost of goods sold sooner than other inventory cost methods.  All remaining inventories were determined by the first-in, first-out ("FIFO") method.  As of March 1, 2008, the cost of all inventories in the United States, excluding supplies, is determined by the LIFO method (approximately forty percent as of December 31, 2008).  The cost of inventories outside the United States, as well as supplies inventories in the United States, is determined by the FIFO method.

In accordance with SFAS No. 151, Inventory Costs – an amendment of ARB No. 43, Chapter 4, we record abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current period charges.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated on a straight-line method over their respective estimated useful lives.  In connection with our adoption of fresh-start accounting, we adjusted the net book values of property and equipment to their estimated fair values and revised the estimated useful life of machinery and equipment.  The estimated useful lives for major asset classifications are as follows:
Estimated Useful Lives
Asset Classification	Successor	Predecessor

Buildings and Improvements	5 to 35 years	5 to 35 years
Machinery and Equipment	5 to 20 years	3 to 15 years

Goodwill and Intangible Assets

Goodwill reflects the excess of the reorganization value of the Successor over the fair value of tangible and identifiable intangible assets resulting from our adoption of fresh-start accounting.  Goodwill and other intangible assets with indefinite lives are not amortized but are tested for impairment as of November 30th of each year or more frequently when an event occurs or circumstances change such that it is reasonably possible that impairment may exist.

We test goodwill for impairment by first comparing the carrying value of each reporting unit, including goodwill, to its fair value.  The fair value of the reporting unit is determined considering both the market and income approaches.  Under the market approach, fair value is based on a comparison of similar publicly traded companies.  Under the income approach, fair value is determined using an estimate of future cash flows of the reporting unit and a risk-adjusted discount rate to compute a net present value of future cash flows.  If the fair value is determined to be less than carrying value, a second step is performed to compute the amount of impairment, if any.  Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the net fair values of recognized and unrecognized assets and liabilities of the reporting unit.  We test intangible assets with indefinite lives for impairment through comparison of the fair value of the intangible asset with its carrying amount.  The fair value of intangible assets with indefinite lives is determined using an estimate of future cash flows attributable to the asset and a risk-adjusted discount rate to compute a net present value of future cash flows.  The shortfall of the fair value below carrying value represents the amount of impairment.  See Note 6 – Goodwill and Other Intangible Assets – for further discussion of the annual impairment test.

Intangible assets that have finite useful lives are amortized over their determinable useful lives on a straight-line method and assessed for impairment in accordance with our Impairment of Long-Lived Assets accounting policy.  The estimated useful lives are as follows:

Estimated Useful Lives
	Successor	Predecessor

Finite-Lived Intangible Assets	5 to 27 years	5 to 25 years

On a quarterly basis, the useful lives of these assets are evaluated to determine whether events or circumstances warrant a revision to the remaining period of amortization.  If an estimate of the useful life is changed, the remaining carrying amount of the asset will be amortized prospectively over the revised remaining useful life.

Impairment of Long-Lived Assets

In compliance with SFAS No. 144, impairment tests of long-lived assets are made when conditions indicate the carrying amount may not be recoverable.  Impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset.  If impairment is indicated, the asset value is written down to its fair value based upon market prices or, if not available, upon discounted cash value, at an appropriate discount rate.

Environmental Remediation

Costs for remediation of waste disposal sites are accrued in the accounting period in which the obligation is probable and when the cost is reasonably estimable based on current law and existing technology.  Environmental liabilities are not discounted, and they have not been reduced for any claims for recoveries from third parties.  In those cases where third-party indemnitors have agreed to pay any amounts and management believes that collection of such amounts is probable, the amounts are reflected as receivables in the consolidated financial statements.

Litigation and Other Contingencies

We are a party to legal proceedings involving intellectual property, tort, contract, antitrust, employee benefit, environmental, government investigations and other litigation, claims and legal proceedings (see Note 16 — Commitments and Contingencies).  We routinely assess the likelihood of adverse judgments or outcomes to those matters, as well as ranges of probable losses, to the extent losses are reasonably estimable.  In accordance with SFAS No. 5, Accounting for Contingencies, accruals for such contingencies are recorded to the extent that we conclude their occurrence is probable and the financial impact, should an adverse outcome occur, is reasonably estimable.  When a single amount cannot be reasonably estimated but the cost can be estimated within a range, we accrue the low end of the range.  In addition, we accrue for legal costs expected to be incurred with a loss contingency.

Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements.  In making determinations of likely outcomes of litigation matters, we consider many factors.  These factors include, but are not limited to, past experience, scientific and other evidence, interpretation of relevant laws or regulations and the specifics and status of each matter.  If the assessment of the various factors changes, the estimates may change and could result in the recording of an accrual or a change in a previously recorded accrual.  Predicting the outcome of claims and litigation and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals.

Self-Insurance and Insurance Recoveries

We maintain self-insurance reserves to reflect our estimate of uninsured losses.  Self-insured losses are accrued based upon estimates of the aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry, our historical experience and certain case specific reserves as required, including estimated legal costs.  The maximum extent of the self-insurance provided by us is dependent upon a number of factors including the facts and circumstances of individual cases and the terms and conditions of the commercial policies.  We have purchased commercial insurance in order to reduce our exposure to workers’ compensation, product, general, automobile and property liability claims.  This insurance has varying policy limits and deductibles.

Insurance recoveries are estimated in consideration of expected losses, coverage limits and policy deductibles.  When recovery from an insurance policy is considered probable, a receivable is recorded.

Foreign Currency Translation

The local currency has been used as the functional currency for nearly all worldwide locations and is translated into U.S. dollars at current or average exchange rates.  Unrealized currency translation adjustments are included in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position.

Derivative Financial Instruments

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended, all derivatives except those which qualify for exception, whether designated for hedging relationships or not, are recognized in the Consolidated Statement of Financial Position at their fair value.

Currency forward and option contracts are used to manage currency exposures for financial instruments denominated in currencies other than the entity’s functional currency. We have chosen not to designate these instruments as hedges and to allow the gains and losses that arise from marking the contracts to market to be included in Other Income, net in the Consolidated Statement of Operations.

Interest rate caps and swaps are used to manage interest rate exposures on variable rate debt instruments.  Prior to the Effective Date, we did not designate these instruments as hedges and allowed the gains and losses that arose from marking the swaps to market to be included in Interest Expense in the Consolidated Statement of Operations.  Any caps and swaps entered into after the Effective Date have been designated as cash flow hedges and the mark-to-market gain or loss on qualifying hedges is included in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position to the extent effective, and reclassified into Interest Expense in the Consolidated Statement of Operations in the period during which the hedged transaction affects earnings.  The mark-to-market gains or losses on ineffective portions of hedges are recognized in Interest Expense immediately

Natural gas forward and option contracts are used to manage some of the exposure for the cost of natural gas.  These market instruments are designated as cash flow hedges.  The mark-to-market gain or loss on qualifying hedges is included in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position to the extent effective, and reclassified into Cost of Goods Sold in the Consolidated Statement of Operations in the period during which the hedged transaction affects earnings.  The mark-to-market gains or losses on ineffective portions of hedges are recognized in Cost of Goods Sold immediately.

Revenue Recognition

Our primary revenue-earning activities involve producing and delivering goods.  Revenues are considered to be earned when we have completed the process by which we are entitled to such revenues.  The following criteria are used for revenue recognition: persuasive evidence that an arrangement exists, delivery has occurred, selling price is fixed or determinable and collection is reasonably assured.

Shipping and Handling Costs

Amounts billed for shipping and handling are included in Net Sales and the costs incurred for these activities are included in Cost of Goods Sold in the Consolidated Statement of Operations.

Distribution Costs

We include inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs and the other costs of our distribution network in Cost of Goods Sold in the Consolidated Statement of Operations.

Income Taxes

We account for income taxes using the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities at enacted rates.  We determine the appropriateness of valuation allowances in accordance with the “more likely than not” recognition criteria outlined in SFAS No. 109.

In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”), we recognize tax positions in the Consolidated Statement of Financial Position as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with tax authorities assuming full knowledge of the position and all relevant facts.  Accrued interest and penalties related to unrecognized tax benefits are included in Income Tax Expense in the Consolidated Statement of Operations.

Earnings (Loss) per Share

Basic earnings (loss) per share is a measure of operating performance that assumes no dilution from securities or contracts to issue common stock.  Diluted earnings (loss) per share is a measure of operating performance by giving effect to the dilution that would occur if securities or contracts to issue common stock were exercised or converted.  To the extent that stock options, non-vested restricted stock and warrants are anti-dilutive, they are excluded from the calculation of diluted earnings per share.

Share-Based Compensation

As of January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), using the modified prospective method, which requires measurement of compensation cost for all stock−based awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest.  The fair value of stock options is determined using the Black−Scholes valuation model, which is consistent with valuation techniques previously utilized for options in footnote disclosures required under SFAS No. 123, Accounting for Stock Based Compensation, as amended by SFAS No. 148, Accounting for Stock−Based Compensation—Transition and Disclosure.  Such value is recognized as expense over the service period, net of estimated forfeitures, using the straight-line method under SFAS No. 123(R). The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, (“SFAS No. 141(R)”).  SFAS No. 141(R) changed certain accounting guidance for business combinations.  SFAS No. 141(R) requires, among other things; (i) all business combinations will result in all assets and liabilities being recorded at their fair values, with limited exceptions, (ii) certain acquired contingencies will be recorded at fair value at the acquisition date with subsequent changes in valuation recorded in earnings, (iii) acquisition costs will generally be expensed as incurred, (iv) restructuring costs will generally be expensed in periods after the acquisition date, and (v) fair value of the purchase price, including the issuance of equity securities, will be determined on the acquisition date.   The provisions of SFAS No. 141(R) applies prospectively to business combinations in which the acquisition date is in fiscal years beginning on or after December 15, 2008 with early adoption prohibited.  The impact on us will be dependent upon acquisitions after adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, (“SFAS No. 160”).  SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The provisions of SFAS No. 160 are effective for fiscal years beginning on or after December 15, 2008 with early adoption prohibited.  We believe that the initial adoption of SFAS No. 160 will not have a material effect on our statements of financial position, results of operations or cash flows.  However, the impact on us in future periods will be dependent upon noncontrolling interests obtained after adoption.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, (“SFAS No. 161”).  SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 and requires entities to provide enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair values and amounts of gains and losses on derivative contracts, and disclosures about credit-risk-related contingent features in derivative agreements.  The provisions of SFAS No. 161 are effective for fiscal years beginning after November 15, 2008, and are not expected to have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, Determination of the Useful Life of Intangible Assets, (“FSP FAS 142-3”) which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets.  FSP FAS 142-3 is effective for fiscal years beginning after Dec. 15, 2008, and interim periods within those years and must be applied prospectively to intangible assets acquired after the effective date.  The impact on us will be dependent upon acquisitions after adoption.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employer’s Disclosures about Postretirement Benefit Plan Assets, (“FSP FAS 132(R)-1”) which enhances disclosures required for pension and retirement plan assets.  The amendment includes providing a description of the investment strategies and policies and providing information to allow the readers an understanding of the risk management practices.  FSP FAS 132(R)-1 also requires the disclosure of the fair value of the major asset categories for the plan assets and the valuation techniques used to determine the fair values.  Disclosures as a result of FSP FAS 132(R)-1 are required for fiscal years ending after December 15, 2009.  We are currently evaluating the impact of FSP FAS 132(R)-1 on the consolidated financial statements.

4.  Acquisitions and Discontinued Operations

Acquisitions

On May 1, 2007, we purchased the remaining 50 percent interest in our Flexsys joint venture (“Flexsys”) simultaneous with Flexsys’ purchase of Akzo Nobel’s CRYSTEX® manufacturing operations in Japan for $25.  Under the terms of the purchase agreement, we purchased Akzo Nobel’s interest in Flexsys for $213.  The purchase was settled by cash payment of $115 plus the debt assumption by us of Akzo Nobel’s pro-rata share of the projected Flexsys pension liability and the outstanding balance on the existing term and revolving credit facility.   Subsequent to the acquisition, we reduced the projected pension liability via the payment of $27 to the pension plan, which was classified as cash used in operating activities in the Consolidated Statement of Cash Flows.  We also refinanced the existing Flexsys $200 term and revolving credit facility with a new debt agreement comprised of a $75 term loan and $150 revolving credit facility which was subsequently repaid on the Effective Date as discussed in Note 10 – Debt Obligations.

Flexsys is the world’s leading supplier of chemicals to the rubber processing and related industries and manufactures more than fifty different products consisting of vulcanizing agents and rubber chemicals.  The acquisition was made to grow our portfolio of specialty chemical businesses.  The results of operations for Flexsys are included in the Technical Specialties reportable segment from the acquisition date.

As of the acquisition date, management began to assess and formulate plans to integrate Flexsys.  The activities have been accounted for in accordance with Emerging Issues Task Force No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (EITF No. 95-3).  See Note 5 – Impairment of Long-Lived Assets and Restructuring Reserves – for restructuring charges recognized in Accrued Liabilities and Other Liabilities as part of the purchase price allocation above and charges utilized.

On November 13, 2007, we purchased Acquired Technology, Inc. (“ATI”) for $7.  The ATI acquisition provides technology to help grow and develop the broad product portfolio of our CPFilms reportable segment while immediately adding sales volume in the window film components business.  The results of operations for ATI are included in the CPFilms reportable segment from the acquisition date.

On March 1, 2006, we purchased the remaining 51 percent interest in our Solutia Tlaxcala S.A. de C.V. joint venture, formerly known as Quimica M, S.A. de C.V. (“Tlaxcala”), for approximately $20 in cash.  This acquisition reflects our commitment to meet the growing global demand for our SAFLEX® plastic interlayer products. The results of operations for Tlaxcala are included in the Saflex reportable segment from the acquisition date.

Discontinued Operations

We have classified the following completed or pending transactions as discontinued operations in the consolidated financial statements for all periods presented in accordance with SFAS No. 144.  As further described below, we allocated interest expense of $2, $0, $2 and $4 in the ten months ended December 31, 2008, two months ended February 29, 2008 and the years ended December 31, 2007 and 2006, respectively, to discontinued operations.  A summary of the net sales and income (loss) from discontinued operations follows:

	Successor	Predecessor
	Ten Months Ended December 31, 2008	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
Integrated Nylon:
Net sales	$1,462	$318	$1,892	$1,731
Income (Loss) before income taxes	$(648)	$204	$52	$23
Income tax expense	1	--	2	1
Income (Loss) from discontinued operations	$(649)	$204	$50	$22

Water Treatment Phosphonates Business:
Net sales	$--	$--	$43	$110
Income before income taxes	$--	$--	$34	$1
Income tax expense	--	--	15	1
Income from discontinued operations	$--	$--	$19	$--

Pharmaceutical Services Business:
Net sales	$--	$--	$--	$42
Income before income taxes	$--	$--	$--	$54
Income tax benefit	--	--	--	(4)
Income from discontinued operations	$--	$--	$--	$58

Resins, Additives, and Adhesives Business:
Income tax expense (benefit)	$(1)	$--	$5	$--
Income (Loss) from discontinued operations	$1	$--	$(5)	$--

In the third quarter of 2008, and after completion of a review of strategic alternatives for our Integrated Nylon business, we initiated a process to sell this business and currently anticipate announcing a disposition by the end of the first quarter of 2009.  Accordingly, the assets and liabilities, operating results and cash flows of our Integrated Nylon business have been classified as discontinued operations on the consolidated financial statements.  We were required to perform an impairment test of the Integrated Nylon asset group in accordance with SFAS No. 144.  For purposes of testing for impairment and using all available evidence as of December 31, 2008, we estimated the fair value of this asset group by weighting estimated sales proceeds and discounted cash flows that the asset group could be expected to generate through the time of an assumed sale.  Our test concluded impairment existed at December 31, 2008 and, accordingly, we recorded a charge of $461 in Income (Loss) from Discontinued Operations, net of tax, in the Consolidated Statement of Operations to reduce the carrying value of long-lived assets to their estimated fair value.

The carrying amounts of assets and liabilities for Integrated Nylon, which have been classified as current in the Consolidated Statement of Financial Position consisted of the following:

	Successor	Predecessor
	December 31, 2008	December 31, 2007

Assets:
Trade receivables, net	$75	$155
Miscellaneous receivables	15	19
Inventories	336	149
Prepaid expenses and other assets	15	9
Property, plant and equipment, net	41	433
Identified intangible assets, net	--	1
Other assets	8	35
Assets of discontinued operations	$490	$801

Liabilities:
Accounts payable	$101	$162
Accrued liabilities	54	58
Environmental remediation liabilities	9	5
Other liabilities	57	63
Postretirement liabilities	81	--
Liabilities of discontinued operations	$302	$288

The operating results of our Integrated Nylon business reflect adjustments to our LIFO Inventory reserve associated with this business and interest expense associated with debt which would be repaid using anticipated sales proceeds which were not previously allocated to the results of this business.  Conversely, certain corporate expenses and reorganization items, net are excluded from the operating results which had previously been allocated to Integrated Nylon.

On May 31, 2007, we sold the assets and transferred certain liabilities of DEQUEST®, our water treatment phosphonates business (“Dequest”) to Thermphos Trading GmbH (“Thermphos”).  Under the terms of the agreement, Thermphos purchased the assets and assumed certain liabilities of Dequest, resulting in a gain of $34.  The gain on sale of Dequest is subject to income tax in multiple jurisdictions, the allocation of which may be challenged by local authorities.  We have provided taxes in excess of the U.S. Federal income rate to reflect this uncertainty. The carrying amounts of assets and liabilities from Dequest were $7 and $6, respectively, and have been classified as current in the Consolidated Statement of Financial Position at December 31, 2007.  Dequest was a component of the former Performance Products segment prior to the classification as discontinued operations before the segment realignment discussed in Note 18 – Segment and Geographic Data.

On August 22, 2006, we sold our pharmaceutical services business to Dishman Pharmaceuticals & Chemicals Ltd. (“Dishman”).  Under the terms of the sale, Dishman purchased 100 percent of the stock of the pharmaceutical services business, as well as certain other assets used in the pharmaceutical services business, resulting in a gain of $49.  The gain on sale was exempt from tax outside the United States and no gain was realized for United States tax purposes.  The pharmaceutical services business was a component of the former Performance Products segment prior to the classification as discontinued operations before the segment realignment discussed in Note 18 – Segment and Geographic Data.

We sold the resins, additives and adhesives businesses to UCB S.A. on January 31, 2003.  A reserve of $5 was established in 2007 to provide for a potential liability for on-going tax audits of these businesses for the years 2000 through 2002.  During the ten months ended December 31, 2008, the tax audits were completed and a gain of $1 was recognized as a result of the final settlements.

5.  Impairment of Long-Lived Assets and Restructuring Reserves

In an effort to maintain competitiveness across our businesses and the geographic areas in which we operate and to enhance the efficiency and cost effectiveness of our support operations, we periodically initiate certain restructuring activities which result in charges for costs associated with exit or disposal activities, severance and/or impairment of long-lived assets.  A summary of these activities for 2008, 2007 and 2006 are as follows:

2008 Restructuring Events

Due to overcapacity within the industry, a disadvantaged cost position and increasing pressure from Far Eastern producers, we ceased the manufacturing of certain rubber chemicals at our facility in Ruabon, Wales, United Kingdom (“Ruabon Facility”) in the third and fourth quarter of 2008 with an expected final closure of the plant in 2011.  As a result, we expect to incur charges of $43 throughout the closure process as an increase to Cost of Goods Sold within our Technical Specialties reportable segment, categorized as follows:  (i) $17 for employment reductions, (ii) $11 for future contractual payments on indirect residual costs necessary to continue providing third party operations at the site until final closure, and (iii) $15 for other costs including clean-out and demolition.  During the ten months ended December 31, 2008, $20 of restructuring costs was charged to Cost of Goods Sold relating to these activities categorized as follows: (i) $7 for employment reductions, (ii) $10 for contract termination costs, and (iii) $3 of other restructuring costs.

In an effort to balance our North America production with customer demand, in the fourth quarter of 2008, we announced plans to idle our SAFLEX® plastic interlayer manufacturing line at our facility in Trenton, Michigan (“Trenton Facility”) in 2009.  Consequently, we expect to incur charges of $16 as an increase to Cost of Goods Sold within our Saflex reportable segment, categorized as follows:  (i) $7 for employment reductions, (ii) $8 for the write-down of the related manufacturing assets, and (iii) $1 for other restructuring costs.  During the ten months ended December 31, 2008, $10 for restructuring costs was charged to Cost of Goods Sold relating to these activities, categorized as follows: (i) $2 for employment reductions and (ii) $8 for the write-down of the related manufacturing assets.

To improve our cost position, we relocated the manufacturing operations of our plastic products business in 2008 from Ghent, Belgium to Oredea, Romania.  During the ten months ended December 31, 2008, $2 of costs, categorized as other restructuring costs within Unallocated and Other, was charged to Cost of Goods Sold for this restructuring event.

    In the fourth quarter of 2008, we initiated a general corporate restructuring activity targeted to increase the efficiency and cost effectiveness of our support operations.  We expect to incur charges of $10-$15 through the end of 2009 to cover the cost of impacted headcount reductions to be shared by all segments of the business.  As a result of these actions, $3 for employment reductions was charged to Selling, General and Administrative expenses within Unallocated and Other Operations.

    In 2008, we recorded certain maintenance capital expenditures on certain product lines that manufacture rubber chemicals at our facility in Antwerp, Belgium (“Antwerp Facility”).  Because the carrying values of the related asset groups were fully impaired in 2007, we reviewed the expected future cash flows attributable to these product lines to ensure the 2008 capital expenditures were recoverable and concluded the carrying value of these capital additions should be reduced.  As a result, during the ten months ended December 31, 2008, $3 of restructuring costs, categorized as impairment of fixed assets, was charged to Cost of Goods Sold within our Technical Specialties reportable segment.

2007 Restructuring Events

In conjunction with the Flexsys Acquisition (see Note 4 – Acquisitions and Discontinued Operations) and in accordance with the provisions of EITF No. 95-3, we increased our restructuring reserve by $10 as an adjustment to the purchase price allocation and assumed an additional $2 of existing restructuring reserves.  The combined restructuring reserve is expected to cover (i) $10 for employment reductions and (ii) $2 for future contractual payments for administrative offices to be closed.

Due to overcapacity within the industry, a disadvantaged cost position and increasing pressure from Far Eastern producers, the long-term profitability outlook of certain rubber chemicals product lines at our Ruabon Facility and Antwerp Facility declined significantly.  As a result, in the fourth quarter of 2007 we recorded $25 as an increase to Cost of Goods Sold within our Technical Specialties reportable segment for impairment of certain long-lived assets.

To improve efficiency as well as our cost position, we enacted certain headcount reductions within our Saflex and Technical Specialties segments in 2007.  As a result, $2 for employment reductions was charged to Costs of Goods Sold.

2006 Restructuring Events

During 2006, we recorded $2 of asset write-downs and $3 of future contractual payments related to the termination of a third party manufacturing agreement.  These costs were all recorded within Reorganization Items, net in Unallocated and Other Operations.  Further, in coordination with efforts to improve our cost position in order to emerge from bankruptcy as a viable going concern, $7 was charged against our Saflex and CPFilms reportable segments involving headcount reductions as follows:  (i) $3 recorded in Reorganization Items, net (ii) $3 in Selling, General and Administrative expenses, and (iii) $1 in Cost of Goods Sold.

The following table summarizes the above noted restructuring charges, amounts utilized to carry out those plans and amounts remaining at December 31, 2008:

	Decommissioning/Dismantling	Future Contractual Payments	Employment Reductions	Impairment of Long-Lived Assets	Other Restructuring Costs	Total

Predecessor
Balance at January 1, 2007	$1	$2	$2	$--	$--	$5
Assumed liabilities	--	--	2	--	--	2
Acquisition related liabilities	--	2	8	--	--	10
Charges taken	--	--	2	25	--	27
Amounts utilized	(1)	(1)	(9)	--	--	(11)
Non-cash reductions	--	--	--	(25)	--	(25)
Balance at December 31, 2007	--	3	5	--	--	8
Amounts utilized	--	--	(1)	--	--	(1)
Currency fluctuations	--	--	1	--	--	1
Balance at February 29, 2008	--	3	5	--	--	8

Successor
Charges taken	--	9	12	11	5	37
Amounts utilized	--	(2)	(4)	--	(4)	(10)
Non-cash reductions	--	--	--	(11)	(1)	(12)
Currency fluctuations	--	(2)	(1)	--	--	(3)
Change in estimates	--	2	(2)	--	--	--
Balance at December 31, 2008	$--	$10	$10	$--	$--	$20

We expect the majority of the $20 of restructuring liabilities as of December 31, 2008 to be utilized within the next twelve months.

6.  Goodwill and Other Intangible Assets

Goodwill

As a result of applying fresh-start accounting, the Successor recorded goodwill of $520 as of February 29, 2008.  We do not have any goodwill that is deductible for tax purposes.  During the ten months ended December 31, 2008, goodwill was reduced by $9 in accordance with SOP 90-7 to reflect our expectation that certain tax benefits, previously fully reserved, would be realized.  Goodwill by reportable segment is as follows:

	Saflex	CPFilms	Technical Specialties	Total
Predecessor
Balance at December 31, 2007	$55	$13	$81	$149
Currency adjustment	--	--	1	1
Fresh-start eliminations	(55)	(13)	(82)	(150)
Fresh-start additions	205	159	156	520
Balance at February 29, 2008	205	159	156	520

Successor
Tax Adjustment	--	--	(9)	(9)
Balance at December 31, 2008	$205	$159	$147	$511

Identified Intangible Assets

Identified intangible assets are comprised of (i) amortizable customer relationships, unpatented technology, contract-based intangible assets, trade names and patents and (ii) indefinite-lived trademarks not subject to amortization.  The value assigned to the identified intangible assets upon the adoption of fresh-start accounting represents our best estimates of fair value based on internal and external valuations.  These intangible assets are summarized in aggregate as follows:

	Successor				Predecessor
	December 31, 2008				December 31, 2007
	Estimated Useful Life in Years	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Estimated Useful Life in Years	Gross Carrying Value	Accumulated Amortization		Net Carrying Value

Amortizable intangible assets:
Customer relationships	23 to 27	$486	$(15)	$471	12	$1	$	(--)	$1
Technology	5 to 26	199	(9)	190	15 to 25	18		(1)	17
Trade names	25	13	(--)	13	16 to 25	2		(--)	2
Patents	13	4	(--)	4	5 to 10	2		(--)	2
Contract-based		--	(--)	--	5 to 20	18		(8)	10
Indefinite-lived intangible assets:
Trademarks		145	--	145		26		--	26
Total Identified Intangible Assets		$847	$(24)	$823		$67		$(9)	$58

In total, the weighted-average useful life of our amortizable intangible assets is 25 years.  The weighted-average useful life of our customer relationship and technology intangible assets are 26 years and 18 years, respectively.  During the ten months ended December 31, 2008 we recognized $25 of amortization expense.  Amortization expense is allocated to Cost of Goods Sold and Selling, General and Administrative expenses in the Consolidated Statement of Operations as follows:

Ten Months Ended December 31, 2008

Cost of goods sold	$9
Selling, general and administrative expenses	$16

 We expect amortization expense for intangible assets to be approximately $31 annually from 2009 through 2013.

In accordance with policy and using guidance prescribed by SFAS No. 142, in the fourth quarter of each year we test for impairment, the carrying value of goodwill and indefinite-lived intangible assets.  As a result of this test, we recorded an impairment charge of $3 in 2008 within our CPFilms reportable segment to reflect a write down of trademarks.  The charge was recorded in Selling, General, and Administrative expenses in the Consolidated Statement of Operations and was determined after comparing the fair value, estimated by discounting future cash flows attributable to this asset, to its carrying value.  The impairment charge was precipitated by an expectation of a lower percentage of projected cash flows attributable to trademark branded window film products, which became apparent during the fourth quarter of 2008 in conjunction with the completion of our annual budget and long range plan process.  There were no impairments to the net carrying amount of goodwill during 2008.

7.  Investments in Affiliates

On May 1, 2007 as further described in Note 4 – Acquisitions and Discontinued Operations, we acquired Akzo Nobel’s interest in Flexsys resulting in us consolidating Flexsys as a 100% owned subsidiary.  We applied the equity method of accounting for Flexsys prior to May 1, 2007.  Summarized combined financial information for 100 percent of the Flexsys joint venture prior to May 1, 2007 is as follows:

	Predecessor
	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2007	2006
Results of operations:
Net sales	$207	$606
Gross profit	50	155
Operating income	34	91
Net income	25	66

8. Detail of Certain Balance Sheet Accounts

Components of inventories were as follows:

	Successor	Predecessor
Inventories	December 31, 2008	December 31, 2007

Finished goods	$195	$188
Goods in process	59	39
Raw materials and supplies	87	76
Inventories, at FIFO cost	341	303
Excess of FIFO over LIFO cost	--	(35)
Total Inventories	$341	$268

In connection with the adoption of fresh-start accounting, inventories were recorded at the selling price less cost to sell resulting in the elimination of the LIFO reserve and a step-up in basis of $67 at the Effective Date.  The $67 step-up in basis was charged to Cost of Goods Sold in the Successor Consolidated Statement of Operations during the ten months ended December 31, 2008.

Components of property, plant and equipment were as follows:

	Successor	Predecessor
Property, Plant and Equipment	December 31, 2008	December 31, 2007

Land	$34	$33
Leasehold improvements	9	23
Buildings	203	338
Machinery and equipment	727	1,279
Construction in progress	35	48
Total property, plant and equipment	1,008	1,721
Less accumulated depreciation	(56)	(1,102)
Total Property, Plant and Equipment	$952	$619

Components of accrued liabilities were as follows:

	Successor	Predecessor
Accrued Liabilities	December 31, 2008	December 31, 2007

Wages and benefits	$57	$84
Foreign currency hedge agreements	36	1
Environmental remediation liabilities	30	15
Accrued income and other taxes payable	16	20
Accrued selling expenses	16	19
Accrued interest	9	24
Other	95	76
Total Accrued Liabilities	$259	$239

9.  Income Taxes

The components of income (loss) from continuing operations before income taxes were as follows:

	Successor	Predecessor
	Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2008	2008	2007	2006
United States	$(40)	$1,094	$(307)	$(96)
Outside United States	38	370	55	38
Total	$(2)	$1,464	$(252)	$(58)

The components of income tax expense (benefit) recorded in continuing operations were as follows:

	Successor	Predecessor
	Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2008	2008	2007	2006
Current:
U.S. federal	$--	$--	$--	$--
U.S. state	--	--	--	--
Outside United States	21	15	32	13
	21	15	32	13
Deferred:
U.S. federal	(1)	--	(10)	--
U.S. state	--	--	--	--
Outside United States	(7)	199	(5)	5
	(8)	199	(15)	5

Total	$13	$214	$17	$18

Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income (loss) from continuing operations before income taxes as a result of the following:

	Successor	Predecessor
	Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2008	2008	2007	2006
Dollars in millions
Income Tax at federal statutory rate	$(1)	$513	$(88)	$(21)
Increase (reduction) in income taxes due to:
U.S. state income taxes	(6)	7	(9)	(3)
Export tax benefit	--	--	--	(2)
Taxes related to foreign earnings	14	51	8	6
Valuation allowances	8	(259)	82	35
Income from equity affiliates	--	--	(3)	(10)
Surrendered losses from equity affiliate (a)	--	(4)	(4)	(4)
Reorganization items	--	(107)	17	12
Tax contingency adjustment	1	10	10	8
Other	(3)	3	4	(3)
Income tax expense	$13	$214	$17	$18

(a)
During the Predecessor periods ended February 29, 2008, December 31, 2007 and 2006, a non-consolidated equity affiliate surrendered a prior year loss that was used to offset a foreign subsidiary’s taxable income in the United Kingdom.

We have been granted tax holidays in Malaysia and China which first benefited the year ended December 31, 2006.  The Malaysia holidays expire in 2012 and 2013, and the China holidays phase out between 2008 and 2012.  The aggregate benefits on income tax expense were $6 in the ten months ended December 31, 2008, $1 in the two months ended February 29, 2008, $5 in 2007 and less than $1 in 2006.

Deferred income tax balances were related to:

	Successor	Predecessor
	December 31, 2008	December 31, 2007

Postretirement benefits	$163	$281
Environmental liabilities	115	42
Inventory	5	5
Insurance reserves	16	40
Miscellaneous accruals	16	--
Equity affiliates	4	14
Net operating losses	488	478
Tax credit carryforward	55	--
Accrued allowed claims	14	105
Other	60	16
Total Deferred Tax Assets	936	981
Less: Valuation allowances	(572)	(858)
Deferred Tax Assets Less Valuation Allowances	364	123

Intangible Assets	(287)	--
Property	(149)	(54)
Unremitted earnings	(90)	--
Accrued interest	--	(53)
Other	(9)	(2)
Total Deferred Tax Liabilities	(535)	(109)

Net Deferred Tax Assets (Liabilities)	$(171)	$14

In accordance with SFAS No. 109, for each tax-paying component and within a particular tax jurisdiction, (i) all current deferred tax liabilities and assets are offset and presented as a single amount and (ii) all noncurrent deferred tax liabilities and assets are offset and presented as a single amount.  This approach results in the following classification on the Consolidated Statement of Financial Position as of December 31, 2008 and 2007:

	Successor	Predecessor
	December 31, 2008	December 31, 2007
Deferred Tax Assets:
Prepaid expenses and other assets	$21	$19
Other assets	11	40
Total	$32	$59

Deferred Tax Liabilities:
Accrued liabilities	$1	$--
Deferred tax liabilities	202	45
Total	$203	$45

At December 31, 2008, research and development tax credit carryforwards available to reduce possible future U.S. income taxes amounted to approximately $5 all of which will expire in 2019 through 2022.  At December 31, 2008, foreign tax credit carryforwards available to reduce possible future U.S. income taxes amounted to approximately $50 all of which will expire in 2018.  Income taxes and remittance taxes have not been recorded on $86 of undistributed earnings of subsidiaries because we intend to reinvest those earnings indefinitely.  It is not practicable to estimate the tax effect of remitting these earnings to the U.S.

In accounting for discontinued operations, we have removed deferred tax assets of $67 and deferred tax liabilities of $50 from the December 31, 2008 deferred income tax balances.   For December 31, 2007, deferred tax assets of $33 and deferred tax liabilities of $113 were removed from the deferred income tax balances.  The valuation allowances were adjusted by offsetting amounts in these years, resulting in zero effect to the net deferred tax balances.

Net Operating Loss and Valuation Allowance

At December 31, 2008, various federal, state and foreign net operating loss carryforwards were available to offset future taxable income.   These net operating losses expire from 2008 through 2027 or have an indefinite carryforward period.  A full valuation allowance has been provided against the U.S. deferred tax assets.  The valuation allowance will be retained until there is sufficient positive evidence to conclude that it is more likely than not that the deferred tax assets will be realized.

As a result of the issuance of New Common Stock upon emergence from bankruptcy, we realized a change of ownership for purposes of Section 382 of the Internal Revenue Code.  We do not currently expect this change to significantly limit our ability to utilize our U.S. net operating loss carryforward, which we estimated to be approximately $1,200 on the date of emergence and approximately $1,400 at December 31, 2008.

Unrecognized Tax Benefits

In July 2006, the FASB issued FIN 48 which creates a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  In addition, FIN 48 eliminates income taxes from the scope of SFAS No. 5, Accounting for Contingencies.

FIN 48 is effective for fiscal years beginning after December 15, 2006.  Differences between the amounts recognized in the Consolidated Statements of Financial Position prior to the adoption of FIN 48 and the amounts reported after adoption are accounted for as a cumulative effect adjustment recorded to the beginning balance of retained earnings or other appropriate components of equity or net assets in the Consolidated Statement of Financial Position.  The cumulative effect adjustment does not apply to those items that would not have been recognized in earnings, such as the effect of adopting FIN 48 on tax positions related to business combinations.

We adopted the provisions of FIN 48 on January 1, 2007.  As a result of the implementation of FIN 48, we increased our January 1, 2007 accumulated deficit by $3 as a cumulative effect adjustment in the Consolidated Statement of Financial Position.

The total amount of unrecognized tax benefits at December 31, 2008 and 2007 was $157 and $146, respectively.  The increase in this amount is mainly the result of tax positions related to the reorganization and other events in the current year offset by currency exchange fluctuations.  Included in the balance at December 31, 2008 and 2007 were $63 and $50, respectively, of unrecognized tax benefits that, if recognized, would affect the effective tax rate.

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense.  As of December 31, 2008, we accrued $3 for interest and $6 for penalties.  As of December 31, 2007 the amount accrued for interest was $4 and for penalties was $6.

A reconciliation of the beginning and ending amount of unrecognized tax benefits (exclusive of interest and penalties) is as follows:

Predecessor
Balance at January 1, 2008	$136
Gross increases – tax positions in prior periods	3
Gross increases – current period tax positions	11
Balance at February 29, 2008	$150

Successor
Gross increases – tax positions in prior periods	2
Gross decreases – tax positions in prior periods	(11)
Gross increases – current period tax positions	9
Settlements	(1)
Lapse of statute of limitations	(1)
Balance at December 31, 2008	$148

We file income tax returns in the United States and various states and foreign jurisdictions.  With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002.  It is reasonably possible that within the next twelve months as a result of the resolution of Federal, state and foreign examinations and appeals, and the expiration of various statutes of limitation that the unrecognized tax benefits that would affect the effective tax rate will decrease by a range of $0 to $23 and the unrecognized tax benefits that would not affect the effective tax rate will decrease by a range of $0 to $8.

10.  Debt Obligations

On the Effective Date, as more fully described in Note 1 – Background, we recapitalized our debt concurrent with our emergence from bankruptcy.  At this time, we entered into the Financing Agreements which consisted of a $450 Revolver, a $1.2 billion Term Loan and a $400 Bridge.  Proceeds from the Financing Agreements and existing cash were used to (i) repay the DIP credit facility, (ii) retire Solutia Services International S.C.A./Comm. V.A.’s (“SSI”) Facility Agreement due 2011, (iii) retire the Flexsys term loan and revolving credit facility due 2012, (iv) pay certain secured and administrative claims, and (v) provide additional liquidity for operations.  In the third quarter of 2008, proceeds from the sale of 33,021,976 shares of common stock were used to fully repay our Bridge.

To support local operations and to partially limit exposure to changes in foreign-currency exchange rates, we had short-term borrowings of $25 and $16 at December 31, 2008 and 2007, respectively, comprised of other lines of credit.  At December 31, 2007, we had $951 of borrowings on our DIP credit facility, which was classified as a current liability

Our long-term debt consisted of the following as of December 31, 2008 and December 31, 2007:

	Successor	Predecessor
	December 31, 2008	December 31, 2007

Term Loan, due 2014	$1,188	$--
Revolver, due 2013	183	--
SSI Facility Agreement, due 2011	--	231
Flexsys term loan, due 2012	--	76
Flexsys revolving credit facility, due 2012	--	47
6.72% debentures, due 2037	--	150
7.375% debentures, due 2027	--	300
11.25% notes, due 2009	--	223
Maryville notes, due 2022	--	20
Total principal amount	1,371	1,047
Unamortized net discount (a)	--	--
	1,371	1,047
Less current portion of long-term debt	(12)	(15)
Less debt subject to compromise (Note 3)	--	(673)
Total	$1,359	$359

(a)	Unamortized net discount of $14 as of December 31, 2007 is included in liabilities subject to compromise, as further described in Note 3.

Maximum availability under the Revolver is limited to the lesser of $450 or the amount of our borrowing base, as defined, but generally calculated as a percentage of allowable inventory and trade receivables.  In addition to outstanding borrowings, availability is further reduced by outstanding letters of credit.  As of December 31, 2008, availability under the Revolver was $193. The weighted average interest rate on our total debt outstanding at December 31, 2008 was 7.7 percent compared to 7.9 percent at December 31, 2007.  Our weighted average interest rate on short-term debt outstanding at December 31, 2008, was 4.2 percent as compared to 8.0 percent at December 31, 2007.

The Revolver bears interest, at our option, at LIBOR or the prime rate plus an applicable margin.  As of December 31, 2008, the applicable margin for the LIBOR and prime rate loans in the Revolver are 2.00 percent and 1.00 percent, respectively.  The Term Loan bears interest at LIBOR, with a floor of 3.50 percent through the fourth anniversary of the Effective Date, plus 5.00 percent.  Of the amount outstanding on the Term Loan at December 31, 2008, $900 is protected by a LIBOR cap of 4.25 percent until April 2010.  Interest for the Revolver and Term Loan is payable (i) with respect to LIBOR loans, on the last day of each relevant interest period (defined as one, two, three or six months or any longer period available to all lenders under each facility) and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period, and (ii) with respect to prime rate loans, quarterly in arrears.

Our current subsidiaries CPFilms Inc., Flexsys America L.P., Flexsys America Co., Monchem International, Inc., Solutia Business Enterprises Inc., Solutia Inter-America, Inc., Solutia Overseas, Inc., Solutia Systems, Inc., S E Investment LLC and future subsidiaries as defined by the Financing Agreements, subject to certain exceptions (the “Guarantors”) are guarantors of our obligations under the Financing Agreements.  The Financing Agreements and the related guarantees are secured by liens on substantially all of our and the Guarantors’ present and future assets.

We are required to make mandatory repayments of the Financing Agreements in connection with asset sales and certain other events subject to certain exceptions.  We are required to pay 1 percent of the principal of the Term Loan annually via quarterly payments.  In addition, on an annual basis and subject to our leverage position at December 31st of each year, we are required to repay the Term Loan with a portion of excess cash flow generated during the year, as defined in the Financing Agreements.  If net leverage is less than 3.0x or greater than or equal to 3.0x, then we are required to repay 25 percent or 50 percent, respectively, of excess cash flow generated during the year.  Excess cash flow is generally defined as EBITDA less interest, capital expenditures, taxes, and amortization of debt, plus or minus working capital changes and other adjustments.  Any portion of the Term Loan that is repaid through mandatory prepayments or voluntarily repaid may not be reborrowed.  Furthermore, voluntary prepayments or amendments to the Term Loan are subject to a prepayment premium or fee of 3 percent of the principal amount prepaid or principal amount outstanding, respectively, prior to the first anniversary of the Effective Date, 2 percent after the first anniversary and prior to the second anniversary of the Effective Date and 1 percent after the second anniversary and prior to the third anniversary of the Effective Date.  We are not subject to any prepayment premiums or fees for amendments after the third anniversary of the Effective Date.

The Financing Agreements include a number of customary covenants and events of default, including the maintenance of certain financial covenants that restrict our ability to, among other things, incur additional debt; make certain investments; pay dividends, repurchase stock, sell certain assets or merge with or into other companies; enter into new lines of business; make capital expenditures; and prepay, redeem or exchange our debt.  The financial covenants are (i) total leverage ratio, (ii) fixed charge coverage ratio and (iii) a capital expenditure cap as defined by the Financing Agreements.  We were in compliance with all applicable covenants as of December 31, 2008.

Maryville Notes

In the second quarter of 2008, we completed the sale and leaseback of our corporate headquarters for $43 and repaid the balance outstanding on the Maryville Notes from the sale proceeds.

11.  Financial Instruments and Risk Management

Fair Values of Financial Instruments

We adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), on January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and liabilities which has been deferred until January 1, 2009 by FASB Staff Position 157-2, Effective Date of Statement 157.  Other than new disclosure, there was no impact to our consolidated financial statements upon adoption of SFAS No. 157.

In accordance with SFAS No. 157, we have categorized our financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy.  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.  Level 3 inputs are unobservable inputs based on our assumptions used to measure assets and liabilities at fair value.  A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following tables present our assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy.

		Fair Value Measurements at December 31, 2008
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Derivatives – Foreign Exchange (a)	$7	$--	$7	$--
Total	$7	$--	$7	$--

Liabilities:
Derivatives – Foreign Exchange (a)	$36	$--	$36	$--
Derivatives – Interest Rates (b)	25	--	25	--
Total	$61	$--	$61	$--

(a)
Includes foreign currency forward and options contracts which are valued using an income approach based on the present value of the forward rate less the contract rate multiplied by the notional amount.

(b)	Includes interest rate caps and swaps which are valued using counterparty quotes, which use discounted cash flows and the then-applicable forward interest rates.

The recorded amounts of cash, trade receivables, accounts payable and short-term debt approximate their fair values at both December 31, 2008 and 2007, respectively, due to the short maturity of these instruments.

The estimated fair value of our long-term debt at December 31, 2008 is $979 compared to the recorded amount of $1,371 (including current portion of long-term debt).  The estimated fair value of our long-term debt not subject to compromise at December 31, 2007 was $378 compared to the recorded amount of $374 (including current portion of long-term debt).  Fair value of the debt subject to compromise at December 31, 2007 could not be fairly determined due to the inherent uncertainties underlying the valuation assumptions affected by the Chapter 11 bankruptcy proceedings.  The fair values are estimated by the use of estimates obtained from brokers and other appropriate valuation techniques.

Risk Management Activities

Our business operations give rise to market risk exposures that result from changes in foreign currency exchange rates, interest rates and certain commodity prices.  To manage the volatility relating to these exposures, we periodically enter into various hedging transactions that enable us to alleviate the adverse effects of financial market risk.  Designation is performed on a specific exposure basis to support hedge accounting.   The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged.  Our approved policies and procedures do not permit the purchase or holding of any derivative financial instruments for trading purposes.

Foreign Currency Exchange Rate Risk

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates.  We are exposed to this risk both on an intercompany and a third-party basis.  We use foreign currency hedging instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business.  We also enter into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions.  These risks are hedged primarily through the use of forward exchange contracts and purchased options with maturities of less than 18 months.

We have chosen not to designate these instruments as hedges and to allow the gains and losses that arise from marking the contracts to market to be recorded in Other Income, net in the period.  We recorded a net gain of $10 and net losses of $3, and $2 in the years ended December 31, 2008, 2007 and 2006, respectively.  We had currency forward and option contracts to purchase and sell $642 and $470 of currencies as of December 31, 2008 and 2007, respectively, comprised principally of the Euro, British Pound-Sterling, U.S. Dollar, Japanese Yen, Swiss Franc, and Malaysian Ringgit.  Included in the currency forward contracts at December 31, 2008 are contracts to purchase and sell $341 of currencies which were executed to in-substance defease contracts with the same financial institution.

Interest Rate Risk

Interest rate risk is primarily related to changes in interest expense from floating rate debt.  To limit our exposure to this risk, we entered into interest rate cap and swap agreements related to the Term Loan during the ten months ended December 31, 2008.  The interest rate cap agreements have a notional amount of $900 and a strike rate of 4.25% that are effective through April 2010.  The interest rate swap agreements have declining total notional amounts of $800 to $150 and are effective from April 2010 through February 2014.  We have chosen to designate these instruments as hedges and therefore are recording the mark-to-market gain or loss on qualifying hedges in Accumulated Other Comprehensive Loss to the extent effective, and reclassified into Interest Expense in the period during which interest expense is incurred.  The mark-to-market gains or losses on ineffective portions of hedges are recognized in Interest Expense immediately.

Commodity Price Risk

Certain raw materials and energy resources we use are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors.  Therefore, from time to time, we use forward and option contracts to manage a portion of the volatility related to anticipated energy purchases with maturities up to 6 months. These market instruments are designated as cash flow hedges. The mark-to-market gain or loss on qualifying hedges is included in Accumulated Other Comprehensive Loss to the extent effective, and reclassified into Cost of Goods Sold in the period during which the hedged transaction is settled.  The mark-to-market gains or losses on ineffective portions of hedges are recognized in Cost of Goods Sold immediately.

We did not have any commodity forward contracts outstanding as of December 31, 2008 or 2007.  There were no gains or losses recorded in Cost of Goods Sold as a result of the ineffectiveness of any hedging contracts, and no cash flow hedges were discontinued during 2008 or 2007 due to changes in expectations on the original forecasted transactions.

Credit Risk

Financial instruments that subject us to concentration of credit risk consist primarily of temporary cash investments, derivative financial instruments and trade receivables.  Since we operate on a global basis, we invest excess cash in deposits with major banks throughout the world but limit amounts invested in any single institution to minimize risk.  Credit risk arising from the inability of a counterparty to meet the terms of our derivative financial instruments is generally limited to the amounts, if any, by which the counterparty’s obligations exceed our obligations.  We are exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments, but we do not expect any counterparties to fail to meet their obligations. In relation to our trade receivables, we sell our products to a large number of customers throughout the world across a range of industries.  Our sales are made on a variety of terms, including terms requiring the usage of letters of credit and credit insurance.  In addition, we perform ongoing evaluations of our customers' financial condition and creditworthiness. While the current global environment presents an inherent uncertainty, we do not believe a significant risk of loss from a concentration of credit risk exists with respect to trade receivables due to the aforementioned risk management activities.

12.  Pension Plans and Other Postretirement Benefits

During our Chapter 11 Case, we amended our U.S. qualified pension plan (“U.S. Plan”) in 2004 and 2005 to cease future benefit accruals for union and non-union participants, respectively, in these plans which eliminated service costs for benefits earned as a pension benefit cost.  Furthermore, we amended our U.S. postretirement plan in accordance with the Plan for retiree participants and established a VEBA retiree trust at the Effective Date.  The postretirement plan amendment, which became effective on the Effective Date, reduces the eligible charges covered by the postretirement plan and establishes a lifetime maximum benefit.  This action resulted in a curtailment of the U.S. postretirement plan, as defined by SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS No. 106”), due to the changes in medical benefits provided to retiree participants in our U.S. postretirement plan.  The net result of this action was a $109 gain recorded in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position as of February 29, 2008.  As described in Note 2 – Fresh Start Accounting, upon the adoption of fresh-start accounting, the balance in Accumulated Other Comprehensive Loss in the Consolidated Statement of Financial Position was reduced to zero and charged to Reorganization Items, net.  The VEBA retiree trust, valued at $173 as of December 31, 2008 as funded at emergence by proceeds from the sale of New Common Stock and a contribution of the retirees’ allowed unsecured claim, effectuates defeasance of a substantial amount of the remaining healthcare and other benefits liabilities assumed by us at the Solutia Spinoff.

In preparation for the sale of our Integrated Nylon business, we divided our U.S. Plan into the following three plans, effective February 28, 2009: (i) Nylon Pension Plan; (ii) Solutia Pension Plan; and (iii) Solutia Union Pension Plan.  The Nylon Pension Plan covers all active employees of the Integrated Nylon business.  In accordance with the terms of the sale agreement as further described in Note 21 – Subsequent Events, the Nylon Pension Plan will be assumed by the buyer at the time of a closing on the sale.  Therefore, the Nylon Pension Plan liability of $81 as of December 31, 2008 has been classified as liabilities of discontinued operations in the Consolidated Statement of Financial Position.

As a result of the division of the U.S. Plan into three plans, we were required to perform a funding analysis in accordance with the Pension Protection Act of 2006 (“PPA”).  The result of this analysis is the Nylon Pension Plan and the Solutia Pension Plan will be prohibited by the PPA from paying out lump sum benefits, until such time as the plan assets of these two plans would rise above the 60 percent funding level for up to half a lump sum or above the 80 percent funding level for a full lump sum.  For participants in the Solutia Union Pension Plan, the lump sum restrictions in the PPA do not apply until January 1, 2010.

We use a measurement date of December 31 for our pension and other postretirement benefit plans.  In addition, the accrued liabilities for domestic pension and other postretirement obligations have been classified as liabilities subject to compromise as of December 31, 2007 (see Note 2 – Fresh-Start Accounting).

Net Periodic Cost

For the ten months ended December 31, 2008, the two months ended February 29, 2008 and the years ended December 31, 2007 and 2006 our pension and healthcare and other benefit costs for continuing operations were as follows:

Pension Benefits
	Successor	Predecessor
	Ten Months Ended December 31, 2008	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Service costs for benefits earned	$3	$1	$5	$4
Interest costs on benefit obligation	50	11	63	61
Assumed return on plan assets	(56)	(13)	(75)	(60)
Prior service costs	--	--	1	--
Actuarial net loss	--	2	12	13
Special termination benefits	--	--	4	--
Settlement charges	--	1	5	--
Total	$(3)	$2	$15	$18

Healthcare and Other Benefits
	Successor	Predecessor
	Ten Months Ended December 31, 2008	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Service costs for benefits earned	$4	$1	$4	$5
Interest costs on benefit obligation	13	4	26	29
Assumed return on plan assets	(5)	--	--	--
Prior service gains	--	(3)	(18)	(11)
Actuarial net (gain) loss	(3)	--	5	7
Total	$9	$2	$17	$30

Curtailments and Settlements

We recorded a pension settlement charge of $1 in the two months ended February 29, 2008 resulting from the significant amount of lump sum distributions from our Belgium retirement plan.  In 2007, we recorded a pension settlement charge of $5 resulting principally from the significant amount of lump sum distributions, resulting primarily from the majority of retirees electing the lump sum distribution option, from our U.S. Plan.

Actuarial Assumptions

The significant actuarial assumptions used to determine net periodic cost for our principal pension, healthcare and other benefit plans for continuing operations were as follows:

Pension Benefits
	Successor	Predecessor
	Ten Months Ended December 31, 2008	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Discount rate	5.75%	6.00%	5.75%	5.50%
Expected return on plan assets	8.50%	8.50%	8.75%	8.75%
Rate of compensation increase (a)	4.25%	4.25%	4.00%	4.00%

(a)
The rate of compensation increase in all periods relates specifically to our foreign pension plans.  The rate of compensation increase is not applicable to the valuation of U.S. pension plans due to the cessation of future benefit accruals in prior years for participants in the U.S. pension plans.

Healthcare and Other Benefits
	Successor	Predecessor
	Ten Months Ended December 31, 2008	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Discount rate	5.50%	5.75%	5.75%	5.50%
Expected return on plan assets	3.50%	N/A	N/A	N/A
Assumed trend rate for healthcare costs	9.00%	9.00%	8.00%	9.00%
Ultimate trend rate for healthcare costs	5.00%	5.00%	5.00%	5.00%

We establish our discount rate based upon the internal rate of return for a portfolio of high quality bonds with maturities consistent with the nature and timing of future cash flows for each specific plan.  The expected long-term rate of return on plan assets assumption is based on the target asset allocation policy and the expected future rates of return on assets for each specific plan.

A 1 percent change in the assumed health care cost trend rates would have the following effect as of December 31, 2008:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on postretirement benefit obligation	$2	$(1)

Our costs for postretirement medical benefits are capped for many current retirees and for active employees; therefore, the impact of this hypothetical change in the assumed health care cost trend rate is limited.

Benefit Obligations

Components of the changes in the benefit obligation of our principal pension, healthcare and other benefit plans for continuing operations were as follows:

Pension Benefits
	Successor	Predecessor
	December 31, 2008	February 29, 2008	December 31, 2007
Changes in Benefit Obligation
Benefit obligation as of beginning of period	$1,164	$1,180	$1,093
Service costs	3	1	5
Interest cost	50	11	63
Acquisitions	--	--	138
Contributions	1	--	2
Actuarial (gain) losses	(42)	(3)	23
Foreign currency	(67)	--	10
Special termination benefits	--	--	4
Transfer from plan	--	--	(2)
Benefits paid	(99)	(25)	(156)
Benefit obligation at end of period	$1,010	$1,164	$1,180

Accumulated Benefit Obligation	$993	$1,139	$1,154

Healthcare and Other Benefits
	Successor	Predecessor
	December 31, 2008	February 29, 2008	December 31, 2007
Changes in Benefit Obligation
Benefit obligation as of beginning of period	$312	$434	$485
Service costs	4	1	4
Interest cost	13	4	26
Acquisitions	--	--	3
Contributions	19	2	15
Actuarial gains	(54)	(2)	(14)
Foreign currency	(2)	--	1
Plan amendments	--	(109)	--
Federal subsidy on benefits paid	5	1	7
Benefits paid	(61)	(19)	(93)
Benefit obligation at end of period	$236	$312	$434

The significant actuarial assumptions used to estimate the projected benefit obligation for our principal pension, healthcare and other benefit plans for continuing operations were as follows:

Pension Benefits
	Successor	Predecessor
	December 31, 2008	February 29, 2008	December 31, 2007
Discount rate	6.25%	5.75%	6.00%
Rate of compensation increase (a)	3.50%	4.25%	4.25%

(a)
The rate of compensation increase for all periods relates specifically to our foreign pension plans.  The rate of compensation increase is not applicable to the valuation of U.S. pension plans due to the cessation of future benefit accruals in prior years for participants in the U.S. pension plans.

Healthcare and Other Benefits
	Successor	Predecessor
	December 31, 2008	February 29, 2008	December 31, 2007
Discount rate	6.25%	5.50%	5.75%
Assumed trend rate for healthcare costs	8.50%	9.00%	9.00%
Ultimate trend rate for healthcare costs	5.00%	5.00%	5.00%

Plan Assets

For purposes of applying the provisions of paragraph 35 and for purposes of the disclosures required by paragraphs 5 and 8 of FASB Statement No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, plan investments, whether equity or debt securities, real estate, or other, shall be measured at their fair value as of the measurement date.  Components of the changes in fair value of plan assets of our plan assets were as follows:

Pension Benefits
	Successor	Predecessor
	December 31, 2008	February 29, 2008	December 31, 2007
Changes in Fair Value of Plan Assets
Fair value of plan assets at beginning of period	$933	$1,000	$825
Actual return on plan assets	(194)	(59)	65
Acquisitions	--	--	117
Contributions	38	17	142
Foreign currency	(59)	--	9
Transfer from plan	--	--	(2)
Benefits paid	(99)	(25)	(156)
Fair value of plan assets at end of period	$619	$933	$1,000

Healthcare and Other Benefits
	Successor	Predecessor
	December 31, 2008	February 29, 2008
Changes in Fair Value of Plan Assets
Fair value of plan assets at beginning of period	$195	$--
Actual return on plan assets	(7)	--
Contributions	41	195
Federal subsidy on benefits paid	5	--
Benefits paid	(61)	--
Fair value of plan assets at end of period	$173	$195

The other postretirement benefits plans were unfunded until February 29, 2008 as described above.

The asset allocation for our pension and other postretirement plans and the target allocation for 2009, by asset category, is as follows:

Pension Benefits
		Successor	Predecessor
Asset Category	2009 Target Allocation	December 31, 2008	December 31, 2007
Equity securities	69%	64%	67%
Debt securities	30	35	32
Other	1	1	1
Total	100%	100%	100%

Our pension plan asset investment strategy is to maintain an asset allocation that is diversified among multiple asset classes, and among multiple managers within each asset class, in order to minimize the risk of large losses and to maximize the long-term risk-adjusted rate of return.

Healthcare and Other Benefits
		Successor
Asset Category	2009 Target Allocation	December 31, 2008
Cash and cash equivalents	32%	69%
Debt securities	63	28
Solutia New Common Stock	5	3
Total	100%	100%

Our other postretirement benefits plan asset investment strategy is to invest in short-term, well-diversified, high quality investment instruments, with a primary objective of capital preservation.

Funded Status

Effective December 31, 2006, we adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires that the Consolidated Statement of Financial Position reflect the funded status of the pension and postretirement plans.  The funded status of our plans is measured as the difference between the plan assets at fair value and the projected benefit obligation. The funded status of our principal pension, healthcare and other benefit plans for continuing operations at December 31, 2008 and 2007 and the related amounts recognized in the Consolidated Statement of Financial Position was as follows:

	Pension Benefits		Healthcare and Other Benefits
	Successor	Predecessor	Successor	Predecessor
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Fair value of plan assets	$619	$1,000	$173	$--
Projected benefit obligation	1,010	1,180	236	434
Funded Status	$(391)	$(180)	$(63)	$(434)

	Pension Benefits		Healthcare and Other Benefits
	Successor	Predecessor	Successor	Predecessor
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Long-term asset	$10	$20	$--	$--
Current liability	--	--	(4)	(72)
Long-term liability	(401)	(200)	(59)	(362)
Accumulated other comprehensive loss:
Net actuarial (gain)/loss	205	177	(39)	22
Prior service (gain)/cost	--	1	--	(70)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with projected benefit obligation in excess of plan assets and for the pension plans with accumulated benefit obligations in excess of plan assets were as follows as of December 31:

	Projected Benefit Obligation Exceeds the Fair Value of Plan Assets		Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets
	Successor	Predecessor	Successor	Predecessor
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Projected benefit obligation	$940	$1,055	$940	$1,014
Accumulated benefit obligation	923	1,029	923	995
Fair value of plan assets	539	855	539	820

The accumulated postretirement benefit obligation exceeds plan assets for all of our other postretirement benefit plans.

We actively manage funding of our domestic qualified pension plan in order to meet the requirements of the IRS and the Pension Benefits Guarantee Corporation (a U.S. federal agency).  We contributed $31 in the ten months ended December 31, 2008, $15 in the two months ended February 29, 2008, $105 in 2007 and $179 in 2006 to the U.S Plan in accordance with IRS funding rules.  According to current IRS funding rules, we estimate that we will be required to make approximately $28 in pension contributions to our U.S. Plan in 2009.  In addition, we contributed $6 in the ten months ended December 31, 2008, $2 in the two months ended February 29, 2008, $35 in 2007 and $6 in 2006, respectively, to fund our foreign pension plans.  Moreover, we expect to be required to fund $10 in pension contributions for our foreign pension plans in 2009.

Estimated Future Benefit Payments

Estimated benefit payments expected to be made over the next five years and the cumulative five year period thereafter are as follows:

	Pension Benefits	Healthcare and Other Benefits

2009	$92	$42
2010	88	40
2011	83	38
2012	82	34
2013	76	30
2014-2018	315	86

We have available as of December 31, 2008, pension and other postretirement benefit plan assets of $619 and $173, respectively, to fund these future estimated benefit payments.

13.  Employee Savings Plans

Substantially all of our U.S. employees are eligible to participate in the Solutia Savings and Investment Plan (“SIP”), a 401(k) plan with matching contributions being invested in the same manner as participants’ personal SIP contributions.  Our cash contributions related to the employer match were $15 in the ten months ended December 31, 2008, $3 in the two months ended February 29, 2008, $17 in 2007 and $15 in 2006, and were invested in accordance with participants’ personal investment elections.  Our SIP matching contribution percentage was 100 percent on the first 7 percent of a participant’s qualified contributions during these periods.  In January of 2009, our matching contributions were suspended indefinitely, subject to any agreements.

14.  Share-Based Compensation

Predecessor

In accordance with the Plan, all existing equity interests, including shares authorized for grant and options outstanding under the Solutia Inc. 2000 Stock-Based Incentive Plan and the Solutia Inc. 1997 Stock-Based Incentive Plan, and the underlying plans, were cancelled upon the Effective Date.

Successor

On the Effective Date, we adopted the Solutia Inc. 2007 Management Long-Term Incentive Plan (“2007 Management Plan”).  The 2007 Management Plan authorizes up to 7,200,000 shares of our common stock for grants of non-qualified and incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards.  The shares used may be newly issued shares, treasury shares or a combination.  As of December 31, 2008, 3,007,206 shares from the 2007 Management Plan remained available for grants.

Also on the Effective Date, we adopted the Solutia Inc. 2007 Non-Employee Director Stock Compensation Plan (“2007 Director Plan”).  The 2007 Director Plan authorizes up to 250,000 shares of our common stock for grants of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards.  The shares used may be newly issued shares, treasury shares or a combination.  As of December 31, 2008, 203,840 shares from the 2007 Director Plan remained available for grants.

Stock Options

We granted options to purchase a total of 2,946,544 shares of common stock to eligible employees under the 2007 Management Plan during the ten months ended December 31, 2008.  The options (i) have an exercise price of not less than 100 percent of the fair market value of the common stock on the grant date, (ii) become exercisable in three equal installments on the first, second, and third anniversary of the grant date, subject to the employee’s continued employment and (iii) expire on the tenth anniversary of the grant date.

The fair value of stock options is determined at the grant date using a Black-Scholes model, which requires us to make several assumptions including risk-free interest rate, expected dividends and volatility.  The risk-free rate is based on the U.S. Treasury yield curve in effect for the expected term of the options at the time of grant.  The dividend yield on our common stock is assumed to be zero since we do not pay dividends and have no current plans to do so.  Due to our Chapter 11 Case, our historical volatility data and employee stock option exercise patterns were not considered in determining the volatility data and expected life assumptions.  The volatility assumptions were based on (i) historical volatilities of the stock of comparable chemical companies whose shares are traded using daily stock price returns equivalent to the expected term of the options and (ii) implied volatility.  The expected life of an option was determined based on a simplified assumption that the option will be exercised evenly from the time it becomes exercisable to expiration, as allowed by SEC Staff Accounting Bulletin No. 110.

The weighted-average fair value of options granted during the ten months ended December 31, 2008 was determined based on the following weighted-average assumptions:

Successor
December 31, 2008

Expected volatility	26.1%
Expected term (in years)	6
Risk-free rate	4.24%
Weighted-average grant date fair value	$5.91

A summary of stock option activity for the ten months ended December 31, 2008 is as follows:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value (a)
Outstanding at February 29, 2008	--	--	--	--
Granted	2,946,544	$17.29	--	--
Exercised	--	--	--	--
Forfeited or expired	(183,834)	17.23	--	--
Outstanding at December 31, 2008	2,762,710	$17.29	9.2	$--
Vested or Expected to Vest at December 31, 2008	2,369,734	$17.29	9.2	$--
Exercisable at December 31, 2008	54,333	$17.33	9.2	$--

(a)
Intrinsic value for stock options is calculated based on the difference between the exercise price of the underlying awards and the quoted market price of our common stock as of the reporting date.  If the exercise price of the underlying awards is higher than the quoted market price of our common stock as of the reporting date, the intrinsic value of the award is $0.

During the ten months ended December 31, 2008, we recognized $5 of compensation expense related to our stock options, of which, $1 is allocated to discontinued operations. Pre-tax unrecognized compensation expense for stock options, net of estimated forfeitures, was $10 as of December 31, 2008 and will be recognized as expense over a remaining weighted-average period of 1.4 years.

Restricted Stock Awards

We granted 1,508,815 shares and 46,160 shares of restricted stock awards to eligible employees under the 2007 Management Plan and to our non-employee directors under the 2007 Director Plan, respectively, during the ten months ended December 31, 2008.

A summary of restricted stock award activity for the ten months ended December 31, 2008 is as follows:

	Shares	Weighted-Average Grant Date Fair Value
Outstanding at February 29, 2008	--	--
Granted	1,554,975	$16.19
Vested	(96,568)	15.24
Forfeited	(38,867)	17.05
Outstanding at December 31, 2008	1,419,540	$16.24

During the ten months ended December 31, 2008, we recognized $8 of compensation expense related to our restricted stock awards, of which, $1 is allocated to discontinued operations. Pre-tax unrecognized compensation expense for restricted stock awards, net of estimated forfeitures, was $14 as of December 31, 2008 and will be recognized as expense over a remaining weighted-average period of 1.4 years.

15.  Capital Stock

Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “SOA”.  Prior to December 17, 2003, our Old Common Stock traded on the NYSE under the symbol “SOI” until trading was halted after our Chapter 11 bankruptcy filing.  Our New Common Stock traded on a “when-issued” basis on the NYSE from December 20, 2007 until shortly after the Effective Date, at which time our New Common Stock began trading on a “regular way” basis.

No dividends were paid by the Predecessor in the two months ended February 29, 2008 or in 2007 since we were prohibited by both the Bankruptcy Code and the DIP credit facility from paying dividends to shareholders.  No dividends were paid by the Successor in the ten months ended December 31, 2008 and we have no current plans to do so.

We have 100 million shares of preferred stock, par value $0.01 per share, authorized.  As of December 31, 2008 there were no preferred shares issued or outstanding.

16. Commitments and Contingencies

Commitments

Commitments, principally in connection with uncompleted additions to property, were approximately $13 and $29 at December 31, 2008 and 2007.  In addition, we were contingently liable under letters of credit totaling $85 and $76 as of December 31, 2008 and 2007, respectively. The letters of credit included $3 and $2 which were cash collaterized at December 31, 2008 and 2007, respectively, primarily related to environmental remediation and various insurance related activities.  The cash underlying these collateralized letters of credit is contractually restricted and accordingly is excluded from cash and cash equivalents and recorded in Other Assets within the Consolidated Statement of Financial Position as of December 31, 2008 and 2007.

Our future minimum payments under operating leases and various unconditional purchase obligations are $106 for 2009, $55 for 2010, $52 for 2011, $15 for 2012, $9 for 2013 and $38 for 2014 and thereafter.

Contingencies

Litigation

We are a party to legal proceedings, which have arisen in the ordinary course of business and involve claims for money damages.  As of December 31, 2008, we have accrued approximately $5 for legal costs to defend ourselves in all legal matters.

Except for the potential effect of an unfavorable outcome with respect to our Legacy Tort Claims Litigation, as described below, it is our opinion that the aggregate of all claims and lawsuits will not have a material adverse impact on our consolidated financial statements.

Legacy Tort Claims Litigation

Pursuant to the Amended and Restated Settlement Agreement dated February 28, 2008, entered into by Solutia and Monsanto in connection with our emergence from Chapter 11 (the “Monsanto Settlement Agreement”), Monsanto is responsible to defend and indemnify Solutia for any Legacy Tort Claims as that term is defined in the agreement, while Solutia retains responsibility for tort claims arising out of exposure occurring after the Solutia Spinoff.  Solutia or Flexsys have been named as defendants in the following actions, and have submitted the matters to Monsanto as Legacy Tort Claims.  However, to the extent these matters relate to post Solutia Spinoff exposure or such matters are not within the meaning of “Legacy Tort Claims” within the Monsanto Settlement Agreement, we would potentially be liable.  All claims in the Flexsys tort litigation matters described below concern alleged conduct occurring while Flexsys was a joint venture of Solutia and Akzo Nobel, and any potential damages in these cases would be evenly apportioned between Solutia and Akzo Nobel.  In addition to the below actions, Monsanto has sought indemnity from us for certain tort and workers’ compensation claims in which Monsanto has been named a defendant.  We have rejected such demand pursuant to the Monsanto Settlement Agreement.  There are no pending legal actions regarding these alleged indemnification rights.

Putnam County, West Virginia litigation. In December 2004, a purported class action lawsuit was filed in the Circuit Court of Putnam County, West Virginia against Flexsys, Pharmacia, Monsanto and Akzo Nobel (Solutia Inc. is not a named defendant) alleging exposure to dioxin from Flexsys’ Nitro, West Virginia facility, which is now closed.  The relevant production activities at the facility occurred during Pharmacia’s ownership and operation of the facility and well prior to the creation of the Flexsys joint venture between Pharmacia (then known as Monsanto, whose interest was subsequently transferred to us in the Solutia Spinoff) and Akzo Nobel.  The plaintiffs are seeking damages for loss of property value, medical monitoring and other equitable relief.

Beginning in February 2008, Flexsys, Monsanto, Pharmacia, Akzo Nobel and another third party were named as defendants in approximately seventy-five individual lawsuits, and Solutia was named in two individual lawsuits, filed in Putnam County, West Virginia, by residents of that county.  The largely identical complaints allege that the residents were exposed to potentially harmful levels of dioxin particles from the Nitro facility.  Plaintiffs did not specify the amount of their alleged damages in their complaints.

Escambia County, Florida Litigation. On June 6, 2008, a group of approximately fifty property owners and business owners in the Pensacola, Florida area filed a lawsuit in the Circuit Court for Escambia County, Florida against Monsanto, Pharmacia, Solutia, and the plant manager at Solutia's Pensacola plant.  The lawsuit, entitled John Allen, et al. v. Monsanto Company, et al., alleges that the defendants are responsible for elevated levels of PCBs in the Escambia River and Escambia Bay due to past and allegedly continuing releases of PCBs from the Pensacola plant.  The plaintiffs seek: (1) damages associated with alleged decreased property values caused by the alleged contamination, and (2) remediation of the alleged contamination in the waterways.  Plaintiffs did not specify the amount of their alleged damages in their complaints.

Upon assessment of the terms of the Monsanto Settlement Agreement and other defenses available to us, we believe the probability of an unfavorable outcome on the Putnam County, West Virginia and Escambia County, Florida litigation is remote and, accordingly, we have not recorded a loss contingency.  Nonetheless, if it were subsequently determined these matters are not within the meaning of “Legacy Tort Claims,” as defined in the Monsanto Settlement Agreement, or other defenses to us were unsuccessful, it is reasonably possible we would be liable for an amount which cannot be estimated but which could have a material adverse effect on our consolidated financial statements.

Solutia Inc. Employees’ Pension Plan Litigation

Since October 2005, current or former participants in the U.S. Plan have filed three class actions alleging the company’s cash balance pension plan is discriminatory based upon age and the lump sum values of individual account balances in the U.S. Plan have been, and continue to be, miscalculated.  Neither Solutia, nor any individual or entity other than the U.S. Plan has been named as a defendant in any of these cases.  However, a judgment against the U.S. Plan could result in an increase in the Company’s contributions to the U.S. Plan.  Two of these cases, captioned Davis, et al. v. Solutia, Inc. Employees’ Pension Plan and Hammond, et al. v. Solutia, Inc. Employees’ Pension Plan, are still pending against the U.S. Plan, and were consolidated in September 2006 with similar cases pending in the Southern District of Illinois against Monsanto Company and Monsanto Company Pension Plan (Walker et al. v. The Monsanto Pension Plan, et al.) and Pharmacia Cash Balance Pension Plan, Pharmacia Corporation, Pharmacia and Upjohn, Inc., and Pfizer Inc. (Donaldson v. Pharmacia Cash Balance Pension Plan, et al.).

A Consolidated Class Action Complaint was filed by all of the plaintiffs in the consolidated case on September 4, 2006.  The plaintiffs alleged in the Complaint three separate causes of action against the U.S. Plan: (1) the U.S. Plan violates ERISA by terminating interest credits on Prior Plan Accounts at the age of 55; (2) the U.S. Plan is improperly backloaded in violation of ERISA; and (3) the U.S. Plan is discriminatory on the basis of age.  The plaintiffs seek to obtain injunctive and other equitable relief (including money damages awarded by the creation of a common fund) on behalf of themselves and the nationwide putative class of similarly situated current and former participants in the U.S. Plan.  The court has dismissed plaintiffs’ claims that the U.S. Plan is improperly backloaded in violation of ERISA, and that the U.S. Plan is discriminatory on the basis of age.

By consent of the parties, the court certified a class in September 2007 against the U.S. Plan only with respect to plaintiffs’ claim that the U.S. Plan violates ERISA by terminating interest credits on Prior Plan Accounts at the age of 55.  Discovery has been completed, and the parties filed their motions for summary judgment with respect to liability in July 2008.  The motions are pending, and a decision on liability is expected sometime in the first half of 2009.  The amount of a potential loss, if any, is not currently determinable.

Environmental Liabilities

In the ordinary course of business, we are subject to numerous environmental laws and regulations covering compliance matters or imposing liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances.  We have incurred, and we may in the future incur, liabilities to investigate and clean up waste or contamination at our current facilities, properties adjacent to our current facilities or facilities operated by third parties at which we may have disposed of waste or other materials.  Under some circumstances, the scope of our liability may extend to damages to natural resources for which we have accrued $2, exclusive of the below balances.  In almost all cases, our potential liability arising from historical contamination is based on operations and other events occurring at our facilities or as a result of their operation prior to the Solutia Spinoff.

Further, under terms of the Monsanto Settlement Agreement and our Plan of Reorganization, we have agreed to share responsibility with Monsanto for the environmental remediation at certain locations outside our plant boundaries in Anniston, Alabama, and Sauget, Illinois which were incurred prior to the Solutia Spinoff (the “Shared Sites”).  Under this cost-sharing arrangement, we are responsible for the funding of environmental liabilities at the Shared Sites from the Effective Date up to a total of $325.  Thereafter, if needed, we and Monsanto will share responsibility equally.  The effect of the Monsanto Settlement Agreement and the Plan of Reorganization, along with the application of fresh-start accounting, was an increase in our environmental reserve at the Effective Date of $257.  To partially fund our environmental liabilities, a portion of the proceeds from stock issued by us on the Effective Date was set aside and restricted for this purpose.  As of December 31, 2008, $28 of these proceeds remains available to fund future allowable environmental expenditures and is recorded in Prepaid Expenses and Other Assets in the Consolidated Statement of Financial Position.

Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Statement of Financial Position.  These reserves include liabilities expected to be paid out within fifteen years.  The amounts charged to pre-tax earnings for environmental remediation and related charges are included in cost of goods sold and are summarized below:

Total

Predecessor
Balance at December 31, 2007	$71
Charges taken	257
Amounts utilized	(1)
Currency fluctuations	--
Balance at February 29, 2008	327

Successor
Charges taken	7
Amounts utilized (a)	(22)
Currency fluctuations	(3)
Balance at December 31, 2008	$309

Environmental Remediation Liabilities, current	$30
Environmental Remediation Liabilities, long-term	279
Balance at December 31, 2008	$309

(a)   For the ten months ended December 31, 2008, allowable expenditures of $18 were reimbursed to us by a special purpose entity established with proceeds of stock issued by us on the Effective Date.

In addition to accrued environmental liabilities, there are costs which have not met the definition of probable, and accordingly, are not recorded in the Consolidated Statement of Financial Position.  These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment.  These matters involve significant unresolved issues, including the interpretation of applicable laws and regulations, the outcome of negotiations with regulatory authorities and alternative methods of remediation. Because of these uncertainties, the potential liability for existing environmental remediation may range up to two times the amount recorded.

Except as noted below, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our Consolidated Statement of Financial Position, but could have a material adverse effect on Consolidated Statement of Operations in any given period.  Our significant sites are described in more detail below:

Anniston, Alabama:   On Aug. 4, 2003, the U.S. District Court for the Northern District of Alabama approved a Revised Partial Consent Decree, pursuant to which Pharmacia and Solutia are obligated to perform, among other things, residential cleanup work and a remedial investigation/feasibility study (“RI/FS”) as a result of PCB contamination from our Anniston plant, which occurred prior to the Solutia Spinoff.  The residential cleanup is proceeding and should be completed within the next two years.  Some level of remediation of non-residential properties and creek floodplains and/or sediment will be required in the future and we have accrued for this liability based upon our understanding of the level and extent of contamination in these areas, the remedial effort likely to be required by various governmental organizations and estimated costs associated with similar remediation projects.  We may recover some of our investigation and remediation costs from parties, against whom we filed a cost recovery action in July, 2003 but because the eventual outcome of these proceedings is uncertain, our environmental liability at December 31, 2008 does not incorporate this potential reimbursement.  State and Federal Natural Resource Damage Trustees have asserted a claim for potential natural resource damage but have yet to undertake an assessment as to the nature and extent of such damages.  As of December 31, 2008, we have accrued $122 for all environmental remediation projects in the Anniston, Alabama area which represents our best estimate of the final cost liability.  Timing of the remediation will not be established until we complete the RI/FS, a Record of Decision is issued by the United States Environmental Protection Agency (“USEPA”), and a consent decree is negotiated and entered by the court to cover the selected remediation, which will take several years.

Sauget, Illinois:  A number of industries, including our W.G. Krummrich Plant, have operated and disposed of wastes in Sauget, Illinois.  Areas of contamination from these industrial operations, which for our W.G. Krummrich Plant occurred prior to the Solutia Spinoff, have been classified as part of either the Sauget Area 1 Sites or the Sauget Area 2 Sites.  We are conducting a RI/FS for the Sauget Area 1 Sites under an Administrative Order on Consent issued on January 21, 1999.  Although an extensive removal action for one of the Sauget Area 1 Sites was conducted under a Unilateral Administrative Order issued on May 31, 2000, the cost and timing of any additional required remedial actions will be established only after we complete the RI/FS, a Record of Decision is issued by the USEPA, and a consent decree is negotiated and entered by the court to cover the selected remediation, which is expected within the next two years.  We have an agreement with two other potentially responsible parties (“PRPs”) to enter into an allocation proceeding upon issuance of the Record of Decision to resolve our respective shares of the liability for the Sauget Area 1 Sites.  We, in coordination with 19 other PRPs, are also required to conduct a RI/FS for the Sauget Area 2 Sites under an Administrative Order on Consent issued effective November 24, 2000.  We are conducting the RI/FS with other PRPs based on interim allocations and have agreed, upon issuance of the Record of Decision, to participate in an allocation proceeding to fully resolve each PRP’s share of the liability for the investigation and remediation costs.  An interim groundwater remedy has been installed pursuant to a Unilateral Administrative Order issued on October 3, 2002, and the RI/FS was submitted in early 2008.  We anticipate that USEPA will issue a Record of Decision sometime in mid-2010.  Our ultimate exposure at these sites will depend on the final remedial actions to be taken and on the level of contribution from other PRPs.  Our best estimate of the ultimate cost of all remedial measures that will be required at the Sauget, Illinois area sites is $80 which we have accrued as of December 31, 2008.

W. G. Krummrich Site:  We entered into a Consent Order under the U.S. Resource Conservation and Recovery Act of 1976, as amended, effective May 3, 2000, to investigate and remediate soil and groundwater contamination from our manufacturing operations at the W.G. Krummrich Plant, which occurred prior to the Solutia Spinoff.  We conducted an extensive corrective measures study and a Final Decision was issued by the USEPA in February 2008 setting out the required corrective measures to be completed.  Due to the complexity of the contamination issues at this site, certain of the corrective measures will be performed in phases with the final remediation approach and timing for some of the corrective measures being determined only after investigation and pilot testing phases are completed.  Our best estimate of the ultimate cost of all corrective measures that will be required at the W.G. Krummrich Site is $28 which we have accrued as of December 31, 2008.

We also have accruals for remedial obligations at several of our current or former manufacturing sites which we have owned or operated since the Solutia Spinoff.  Our best estimate of the ultimate cost of all corrective measures that will be required at these sites is $79 which we have accrued as of December 31, 2008.

17.  Supplemental Data

Supplemental income statement and cash flow data from continuing operations were as follows:

	Successor	Predecessor
Income Statement:	Ten Months Ended December 31, 2008	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
Raw material and energy costs	$820	$179	$627	$498
Employee compensation and benefits	338	70	342	316
Depreciation expense	61	10	52	41
Amortization of capitalized computer software	3	1	5	4
Taxes other than income	75	15	65	47
Rent expense	17	3	13	12
Provision for doubtful accounts (net of recoveries)	--	--	--	1
Research and development	16	3	26	20

Interest expense:
Total interest cost	$144	$22	$139	$104
Less capitalized interest	3	1	5	4
Net interest expense	$141	$21	$134	$100

Cash Flow:
Cash payments for interest	$114	$43	$122	$97
Cash payments for income taxes	23	4	20	3

Non-Cash Investing Activities:
Capital expenditures included in accounts payable	$14	$10	$16	$10

The effect of exchange rate changes on cash and cash equivalents was not significant.

18. Segment and Geographic Data

We are a global manufacturer and marketer of a variety of high-performance chemical-based materials, which are used in a broad range of consumer and industrial applications.  Prior to the first quarter of 2008, we managed our businesses in the following four operating segments:  CPFilms, Other Performance Products (“OPP”), Rubber Chemicals and Integrated Nylon.  As allowed by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the CPFilms, OPP and Rubber Chemicals operating segments were aggregated into one reportable segment titled Performance Products.  In the first quarter of 2008, to accommodate the revised reporting requirements of our chief operating decision maker, we realigned the OPP operating segment whereby Saflex was disaggregated and evaluated discretely and the aviation and heat transfer products were combined with the Rubber Chemicals business and titled Technical Specialties.  Concurrent with this realignment, we ceased the aggregation of the above operating segments into the Performance Products reportable segment and initiated reporting the operating segments separately.  In the third quarter of 2008, we classified our Integrated Nylon business as discontinued operations as described in Note 4 – Acquisitions and Discontinued Operations.  Therefore, beginning in the third quarter of 2008, we report our businesses consistent with our three operating segments:  Saflex, CPFilms and Technical Specialties.

The Saflex reportable segment is a global manufacturer of performance films for laminated safety glass.  The CPFilms reportable segment is a manufacturer of performance films for after-market applications which add functionality to glass.  The Technical Specialties reportable segment is a global manufacturer of specialties such as chemicals for the rubber industry and specialty products such as heat transfer fluids and aviation hydraulic fluids.  The major products by reportable segment are as follows:

Reportable Segment	Products
Saflex	• SAFLEX® plastic interlayer • Specialty intermediate Polyvinyl Butyral resin and plasticizer
CPFilms	• LLUMAR®, VISTA®, GILA® and FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS® professional and retail window films • Other enhanced polymer films for industrial customers
Technical Specialties
• CRYSTEX® insoluble sulphur
• SANTOFLEX® antidegradants
• SANTOCURE® and PERKACIT® primary and ultra accelerators
• THERMINOL® heat transfer fluids
• SKYDROL® aviation hydraulic fluids
• SKYKLEEN® brand of aviation solvents

The performance of our operating segments is evaluated based on segment profit, defined as earnings before interest expense, income taxes, depreciation and amortization less net income attributable to noncontrolling interests and reorganization items, net (“EBITDA”).  Segment profit includes selling, general and administrative, research, development and other operating expenses, gains and losses from asset dispositions and restructuring charges, and other income and expense items that can be directly attributable to the segment.  Certain operations, expenses and other items that are managed outside the reportable segments are reported as Unallocated and Other.  Unallocated and Other is comprised of corporate expenses, adjustments to our LIFO valuation reserve, equity earnings from affiliates, other income and expense items including currency gains/losses, gains and losses from asset dispositions and restructuring charges that are not directly attributable to the reportable segments in addition to operating segments that do not meet the quantitative threshold for determining reportable segments.  Beginning in the fourth quarter of 2008, the impact of currency gains/losses was fully recognized within Unallocated and Other.  Previously, segment profit included currency gains/losses directly attributable to the segment.  Prior to 2008, segment profit was defined as earnings before interest expense and income taxes (“EBIT”).  All prior periods have been retroactively presented for the changes in reportable segments and measurement of segment profit.  There were no inter-segment sales in the periods presented below.

Our 2008, 2007 and 2006 segment information follows:

	Successor		Predecessor
	Ten Months Ended December 31, 2008		Two Months Ended February 29, 2008		Twelve Months Ended December 31, 2007		Twelve Months Ended December 31, 2006
Segment:	Net Sales	Profit (Loss)	Net Sales	Profit (Loss)	Net Sales	Profit (Loss)	Net Sales	Profit (Loss)
Saflex	$697	$78	$125	$16	$727	$111	$663	$106
CPFilms	197	33	39	9	234	58	214	50
Technical Specialties	851	152	164	40	646	94	146	23
Reportable Segment totals	1,745	263	328	65	1,607	263	1,023	179
Unallocated and Other	30	(40)	7	(2)	36	(27)	41	(22)
Total	1,775	223	335	63	1,643	236	1,064	157
Reconciliation to consolidated totals:
Depreciation and Amortization		(89)		(11)		(59)		(46)
Interest expense		(141)		(21)		(134)		(100)
Reorganization items, net		--		1,433		(298)		(71)
Net income attributable to noncontrolling interest		5		--		3		2
Consolidated totals:
Net sales	$1,775		$335		$1,643		$1,064
Income (Loss) from Continuing Operations Before Income Tax Expense		$(2)		$1,464		$(252)		$(58)

	Successor		Predecessor
	Ten Months Ended December 31, 2008		Two Months Ended February 29, 2008		Twelve Months Ended December 31, 2007		Twelve Months Ended December 31, 2006
Segment:	Capital Expenditures	Depreciation and Amortization	Capital Expenditures	Depreciation and Amortization	Capital Expenditures	Depreciation and Amortization	Capital Expenditures	Depreciation and Amortization
Saflex	$52	$40	$7	$5	$59	$25	$37	$26
CPFilms	8	15	2	1	11	10	6	8
Technical Specialties	17	28	3	4	20	17	5	3
Reportable Segment totals	77	83	12	10	90	52	48	37
Unallocated and Other	7	6	3	1	9	7	7	9
Total	$84	$89	$15	$11	$99	$59	$55	$46

	Successor	Predecessor
	2008	2007
Assets by Segment:
Saflex	$1,322	$525
CPFilms	619	255
Technical Specialties	925	635
Reportable Segment totals	2,866	1,415
Reconciliation to consolidated totals:
Discontinued Operations	490	808
Unallocated and Other Operations	378	417
Consolidated totals	$3,734	$2,640

Our net sales by geographic region, based upon geographic region which product was shipped to, for 2008, 2007 and 2006 follows:

	Saflex	CPFilms	Technical Specialties	Unallocated and Other	Consolidated Totals
Successor
Ten Months Ended December 31, 2008
U.S.	$134	$99	$203	$9	$445
Europe	336	45	239	16	636
Asia Pacific	113	31	287	2	433
Rest of World	114	22	122	3	261
	$697	$197	$851	$30	$1,775

Predecessor
Two Months Ended February 29, 2008
U.S.	$26	$20	$40	$2	$88
Europe	62	9	51	4	126
Asia Pacific	19	6	50	--	75
Rest of World	18	4	23	1	46
	$125	$39	$164	$7	$335

Twelve Months Ended December 31, 2007
U.S.	$145	$124	$161	$13	$443
Europe	346	51	186	19	602
Asia Pacific	115	35	204	2	356
Rest of World	121	24	95	2	242
	$727	$234	$646	$36	$1,643

Twelve Months Ended December 31, 2006
U.S.	$155	$121	$38	$12	$326
Europe	296	46	36	24	402
Asia Pacific	91	27	54	3	175
Rest of World	121	20	18	2	161
	$663	$214	$146	$41	$1,064

No individual customer, customer group or foreign country represents greater than 10 percent of net sales for the ten months ended December 31, 2008, two months ended February 29, 2008 and the years ended December 31, 2007 and 2006.

Our property, plant and equipment by geographic region for 2008 and 2007 follow:

	Saflex	CPFilms	Technical Specialties	Unallocated and Other	Consolidated Totals
Successor
December 31, 2008
U.S.	$161	$87	$82	$18	$348
Europe	209	4	140	29	382
Asia Pacific	42	--	103	--	145
Rest of World	54	--	23	--	77
	$466	$91	$348	$47	$952

Predecessor
December 31, 2007
U.S.	$83	$82	$49	$52	$266
Europe	83	7	106	9	205
Asia Pacific	38	--	67	--	105
Rest of World	29	--	14	--	43
	$233	$89	$236	$61	$619

19.  Earnings (Loss) Per Share

The following table presents the net income (loss) used in the basic and diluted earnings (loss) per share and reconciles weighted-average number of shares used in the basic earnings (loss) per share calculation to the weighted-average number of shares used to compute diluted earnings (loss) per share.

	Successor	Predecessor
	Ten Months Ended December 31, 2008	Two Months Ended February 29, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
Net Income (Loss) attributable to Solutia Inc.
Income (Loss) from Continuing Operations	$(15)	$1,250	$(269)	$(76)
Less Income attributable to noncontrolling interest	5	--	3	2
Net Income (Loss) from Continuing Operations attributable to Solutia Inc.	$(20)	$1,250	$(272)	$(78)

Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations attributable to Solutia Inc.	$(20)	$1,250	$(272)	$(78)
Income (Loss) from Discontinued Operations	(648)	204	64	80
Net Income (Loss) attributable to Solutia Inc.	$(668)	$1,454	$(208)	$2

Weighted-average number of shares outstanding used for basic earnings (loss) per share	74.7	104.5	104.5	104.5
Non-vested restricted shares	--	--	--	--
Stock options	--	--	--	--
Warrants	--	--	--	--
Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings (loss) per share	74.7	104.5	104.5	104.5

Stock options and warrants to purchase approximately 2.8 million shares and 4.5 million shares, respectively, and non-vested restricted shares of 1.4 million were not included in the computation of earnings (loss) per share since the result would have been anti-dilutive for the ten months ended December 31, 2008.

20. Quarterly Data -- Unaudited

	Predecessor	Successor
2008(a)	Two Months Ended February 29, 2008	One Month Ended March 31, 2008	Second Quarter	Third Quarter	Fourth Quarter
Net Sales	$335	$182	$577	$587	$429
Gross Profit	94	26	101	156	84
Income (Loss) from Continuing Operations attributable to Solutia Inc.	1,250	(16)	(6)	21	(19)
Income (Loss) from Discontinued Operations, net of tax	204	(14)	(10)	(28)	(596)
Net Income (Loss) attributable to Solutia Inc.	1,454	(30)	(16)	(7)	(615)

Basic/Diluted Income (Loss) per share:
Income (Loss) from Continuing Operations attributable to Solutia Inc.	$11.96	$(0.27)	$(0.10)	$0.28	$(0.20)
Income (Loss) from Discontinued Operations, net of tax	1.95	(0.23)	(0.17)	(0.37)	(6.40)
Net Income (Loss) attributable to Solutia Inc.	13.91	(0.50)	(0.27)	(0.09)	(6.60)

	Predecessor
2007(a)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales	$276	$421	$454	$492
Gross Profit	78	104	112	89
Income (Loss) from Continuing Operations attributable to Solutia Inc.	(15)	19	(146)	(130)
Income (Loss) from Discontinued Operations, net of tax	7	37	35	(15)
Net Income (Loss) attributable to Solutia Inc.	(8)	56	(111)	(145)

Basic/Diluted Income (Loss) per share:
Income (Loss) from Continuing Operations attributable to Solutia Inc.	$(0.14)	$0.18	$(1.40)	$(1.25)
Income (Loss) from Discontinued Operations, net of tax	0.07	0.35	0.34	(0.14)
Net Income (Loss) attributable to Solutia Inc.	(0.07)	0.53	(1.06)	(1.39)

(a)	Amounts have been adjusted from prior filing to present the Integrated Nylon business as a discontinued operation as further described in Note 4.

During the first quarter of 2008, we emerged from bankruptcy and as a result, adopted fresh-start accounting on the Effective Date.  In 2008 and 2007 certain events affecting comparability were recorded in Reorganization Items, net in the Consolidated Statement of Operations.  A comparison of reorganization items for these periods respectively is provided in Note 2 – Fresh-Start Accounting.  Charges and gains recorded in 2007 and 2008 and other events affecting comparability recorded outside of reorganization items have been summarized below for income from continuing operations before taxes.

Income from continuing operations in the two months ended February 29, 2008 included a $3 gain resulting from settlements of legacy insurance policies with insolvent insurance carriers as well as restructuring charges of $1 for severance and retraining.  The loss from continuing operations for the month ended March 1, 2008, included charges of $23 resulting from the step-up in basis of our inventory in accordance with fresh-start accounting.  Loss from continuing operations in the second quarter of 2008, included charges of $44 resulting from the step-up in basis of our inventory in accordance with fresh-start accounting and $6 related to the announced closure of our Ruabon Facility, partially offset by gains of $3 from a surplus land sale and $4 on the settlement of emergence related incentive accruals.  For the third quarter of 2008, income from continuing operations included charges of $7 related to the announced closure of our Ruabon Facility, $1 resulting from the relocation of our plastic products business from our manufacturing facility in Ghent, Belgium to Oradea, Romania and $1 related to unamortized debt issuance costs associated with the repayment of the Bridge.  The charges were fully offset by gains of $6 resulting from the termination of a natural gas contract at the Ruabon Facility and $3 from a surplus land sale.  Loss from continuing operations in the fourth quarter of 2008 included charges of $12 related to the closure of the Ruabon Facility, $10 from the announced closure of our production line at the Trenton Facility, $3 related to the impairment of fixed assets in our rubber chemical operations, $3 related to the impairment of indefinite-lived intangible assets in our CPFilms reportable segment and a loss of $1 on the settlement of the natural gas purchase contract associated with the Ruabon Facility, partially offset by a $3 gain on the settlement of emergence related professional fees accruals.

Loss from continuing operations in the first quarter of 2007 included a charge of $7 for the write-off of debt issuance costs and recording of the DIP credit facility as modified at its fair value.  Income from continuing operations in the second quarter of 2007 included gains of $21 from the settlement of a litigation matter, net of legal expenses and a charge of $2 resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting.  In addition, during the third quarter, we recorded charges of $4 for restructuring charges resulting from the termination of a third-party agreement at one of our facilities, $2 for restructuring costs related principally to severance and retraining costs, $2 for recognition of interest expense on claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court and $1 resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting.  Loss from continuing operations in the fourth quarter of 2007 included charges of $25 for the impairment of certain fixed asset groups in our rubber chemical operations, $6 for recognition of interest expense on claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court, $5 for net pension plan settlements, and $2 of restructuring charges related principally to severance and retraining costs.

Under SFAS No. 128, Earnings per Share, the quarterly and total year calculations of basic and diluted loss per share are based on weighted average shares outstanding for that quarterly or total year period, respectively.  As a result, the sum of basic and diluted income (loss) per share for the quarterly periods may not equal total year income (loss) per share.

21.  Subsequent Events

Discontinued Operations – Integrated Nylon

    On March 31, 2009, we entered into a definitive agreement to sell substantially all the assets and certain liabilities, including environmental remediation liabilities and pension liabilities of active employees, of our Integrated Nylon business to an affiliate of S.K. Capital Partners II, L.P. (“Buyer”), a New York-based private equity firm.  The sale was completed during the second quarter of 2009.  In preparation for the sale of this business, we divided our U.S. Plan into the following three plans, effective February 28, 2009: (i) Nylon Pension Plan; (ii) Solutia Pension Plan; and (iii) Solutia Union Pension Plan.  The Nylon Pension Plan covers all active employees of the Integrated Nylon business and the $81 pension liability related to the plan was assumed by the Buyer.  Furthermore and in accordance with the terms of the definitive agreement, we adjusted the allocation of interest expense to discontinued operations as required by EITF 87-24.  Therefore, the consolidated financial statements have retrospectively been updated to recast the pension liability as assumed by the Buyer, including the related periodic pension cost, and the adjusted allocation of interest expense.  The following footnotes have been retrospectively updated to reflect these adjustments: (i) Note 2 – Fresh-Start Accounting, (ii) Note 3 – Significant Accounting Policies, (iii) Note 4 – Acquisition and Discontinued Operations, (iv) Note 9 – Income Taxes, (v) Note 12 – Pension Plans and Other Postretirement Benefits, (vi) Note 17 – Supplemental Data, (vii) Note 18 – Segment and Geographic Data, (viii) Note 19 – Earnings (Loss) Per Share, (ix) Note 20 – Quarterly Data – Unaudited.

Retrospective Application of New Accounting Guidance

In December 2007, the FASB issued SFAS No. 160.  We have retrospectively adopted this guidance effective January 1, 2009 and as a result, have reclassified our noncontrolling interest in a joint venture for prior periods on the Statement of Financial Position from other liabilities to a separate line item in the equity section.  The income attributable to the noncontrolling interest was also reclassified from other income, net on the Consolidated Statement of Operations to a separate line item.